Exhibit 12

Telefónica Móviles, S.A.

TELEFÓNICA MÓVILES, S.A.
FINANCIAL STATEMENTS FOR 2005, MANAGEMENT REPORT AND
AUDITOR’S REPORT

AUDIT REPORT
*   *   *   *
TELEFÓNICA MÓVILES, S.A.
Annual Accounts and Management Report
for the year ended December 31, 2005

AUDIT REPORT ON THE ANNUAL ACCOUNTS
“Translation of a report and financial statements originally issued in Spanish. In the event of a discrepancy the Spanish-language version prevails” (See Note 20).
To the Shareholders of
Telefónica Móviles, S.A.
1. We have audited the annual accounts of Telefónica Móviles, S.A., which consist of the balance sheet as of December 31, 2005, the profit and loss account and the notes thereto for the year then ended, the preparation of which is the responsibility of the Company’s Directors. Our responsibility is to express an opinion on the aforementioned annual accounts taken as a whole, based upon work performed in accordance with generally accepted auditing standards in Spain, which require the examination, through the performance of selective tests, of the evidence supporting the annual accounts and the evaluation of their presentation, of the accounting principles applied and of the estimates made.
2. In compliance with Spanish mercantile law, for comparative purposes, the Company’s Directors have included for each of the captions presented in the balance sheet, the profit and loss account and the statement of source and application of funds, in addition to the figures of 2005, those of 2004. Our opinion refers only to the annual accounts for 2005. On March 4, 2005 other auditors issued their audit report on the 2004 annual accounts, in which they expressed an unqualified opinion.
3. In our opinion, the accompanying 2005 annual accounts give a true and fair view, in all material respects, of the net equity and financial position of Telefónica Móviles, S.A. at December 31, 2005 and of the results of its operations and of the source and application of funds for the year then ended, and contain the required information necessary for their adequate interpretation and understanding, in conformity with generally accepted accounting principles and criteria in Spain, applied on a basis consistent with those of the preceding year.
4. The accompanying management report for the year ended December 31, 2005 contains such explanations as the Directors consider appropriate concerning the situation of Telefónica Móviles. S.A., the evolution of its business and other matters, and is not an integral part of the annual accounts. We have checked that the accounting information included in the report mentioned above agrees with the annual accounts for the year ended December 31. 2005. Our work as auditors is limited to verifying the management report in accordance with the scope mentioned in this paragraph, and does not include the review of information other than that obtained from the Company’s accounting records.

ERNST & YOUNG, S.L

/s/ Josè Luis Pirelli Alonso

Josè Luis Pirelli Alonso
February 28, 2006

Telefónica Móviles, S.A.
BALANCE SHEET AT DECEMBER 31, 2005 AND 2004

	Thousands of Euros
ASSETS	2005	2004

FIXED AND OTHER NON CURRENT ASSETS	15,127,017	15,126,660

Start-up expenses (Note 5)	1,088	32,179

Intangible assets (Note 6)	1,396	3,677

Concessions, patents, licences, trademarks, et. al.	4,863	4,863
Computer software	6,416	6,128
Computer software under development	87	119
Accumulated amortization	(9,970)	(7,433)

Property, plant and equipment (Note 7)	1,689	3,406

Other installations, tools and furniture	3,035	3,051
Computer hardware	5,307	5,220
Technical installations	4,249	4,469
Payments on account of property, plant and equipment	33	13
Accumulated depreciation	(10,935)	(9,347)

Long-term financial investments	15,122,844	15,087,398

Investments in Group and associated companies (Note 8-a)	9,846,600	8,724,290
Loans to Group and associated companies (Notes 8-a and 11)	6,768,872	7,458,862
Long-term deposits and guarantees (Note 8-a)	337,529	401,706
Other long-term loans	123,213	106,713
Receivable from public administrations (Notes 8-a and 12-a)	467,253	330,757
Provisions (Note 8-b)	(2,420,623)	(1,934,930)

DEFERRED EXPENSES (Note 4-f)	120,093	8,151

CURRENT ASSETS	2,824,658	770,406

Accounts receivable	133,713	137,587

Receivable from Group and associated companies (Note 11)	124,951	133,409
Employee receivables	118	339
Receivable from public administrations (Note 12-b)	5,276	2,880
Sundry accounts receivable	3,368	959

Short-term investments	2,688,263	624,677

Loans to Telefónica Group companies (Notes 9 and 11)	2,685,377	518,904
Short-term deposits and guarantees and other (Note 9)	944	103,752
Short-term securities portfolio	1,942	2,021

Cash	668	13

Prepayments and accrued income	2,014	8,129

TOTAL ASSETS	18,071,768	15,905,217

The accompanying Notes 1 to 20 are an integral part of these balance sheet.

Telefónica Móviles, S.A.
BALANCE SHEET AT DECEMBER 31, 2005 AND 2004

	Thousands of Euros
SHAREHOLDERS’ EQUITY AND LIABILITIES	2005	2004

SHAREHOLDERS’ EQUITY (Note 10)	4,026,474	4,078,333

Share capital	2,165,275	2,165,275

Share premium	154,894	154,894

Legal reserve	433,055	433,055

Other reserves	489,312	470,730

Profit for the year	783,938	854,379

Profit for the year	783,938	854,379

DEFERRED INCOME (Note 4-f)	197,092	90,198

PROVISIONS FOR LIABILITIES AND CHARGES (Note 13-b)	1,187,437	868,462

LONG-TERM LIABILITIES	9,239,386	9,083,485

Payable to Telefónica Group and associated companies (Note 11)	9,239,386	9,083,485

CURRENT LIABILITIES	3,421,379	1,784,739

Payable to Group and associated companies (Note 11)	3,397,557	1,764,428

Accounts payable for purchases and services	16,530	14,333

Other non trade payables	7,292	5,978

Payable to public administrations (Note 12-b)	1,091	897
Other non trade payables	6,201	5,081

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	18,071,768	15,905,217

The accompanying Notes 1 to 20 are an integral part of these balance sheet.

Telefónica Móviles, S.A.
2005 AND 2004 INCOME STATEMENT

	Thousands of Euros
EXPENSES	2005	2004

Personnel expenses (Note 13-a)	31,688	33,243

Depreciation and amortization expense (Notes 5, 6 and 7)	35,532	36,996

Other operating expenses	71,975	56,881

External services provided by Telefónica Group companies (Note 11)	14,375	8,709
Other external services	57,600	48,172

OPERATING PROFIT	—	—

Financial expenses on debts	490,236	332,810

Telefónica Group companies (Note 11)	488,933	331,448
Other companies	1,303	1,362

Changes in short-term investment writedown provisions	(12,930)	13,196

Exchange losses	527,146	357,806

FINANCIAL PROFIT	1,361,730	—

INCOME FROM ORDINARY ACTIVITIES	1,254,103	—

Extraordinary expenses	973,312	797,617

Changes in provisions for equity investments in Group and associated comapanies (Note 8-b)	309,773	389,559
Extraordinary expenses (Note 13-b)	663,539	408,058

EXTRAORDINARY INCOME		736,282

PROFIT BEFORE TAXES	443,974	510,821

PROFIT FOR THE YEAR	783,938	854,379

The accompanying Notes 1 to 20 are an integral part of the income statement.

Telefónica Móviles, S.A.
2005 AND 2004 INCOME STATEMENT

	Thousands of Euros
REVENUES	2005	2004

Net sales	31,568	39,853

Revenues from Telefónica Group companies (Note 11)	29,986	38,098
Other revenues	1,582	1,755

OPERATING LOSS	107,627	87,267

Revenues from equity investments	1,354,505	—

Telefónica Group companies (Note 11)	1,354,505	—

Other financial revenues	563,807	376,462

Telefónica Group companies (Note 11)	538,607	362,088
Other companies	25,200	14,374

Exchange gains	447,870	189,156

FINANCIAL LOSS	—	138,194

LOSS ON ORDINARY ACTIVITIES	—	225,461

Extraordinary revenues	163,183	1,533,899

Changes in provisions for equity investments in Group and associated companies (Note 8-b)	162,684	933,211
Extraordinary revenues (Note 13-b)	499	600,688

EXTRAORDINARY LOSS	810,129	—

LOSS BEFORE TAXES	—	—

Corporate income tax (Note 12-d)	339,964	343,558

LOSS FOR THE YEAR	—	—

The accompanying Notes 1 to 20 are an integral part of the income statement.

Telefónica Móviles, S.A.

TELEFÓNICA MÓVILES S.A.
NOTES TO FINANCIAL STATEMENTS FOR 2005
1) INTRODUCTION AND GENERAL INFORMATION
Telefónica Móviles, S.A. was incorporated as a joint stock company on February 14, 2000. The company’s registered office is at Calle Goya 24, Madrid (Spain).
The corporate purpose of Telefónica Móviles, according to Article 2 of its bylaws, is the performance of all manner of activities in the field of telecommunications and value-added services. All the business activities that constitute this stated corporate purpose may be carried out either directly by the Company, or through shareholdings in other companies with an identical or a similar corporate purpose.
On October 26, 2000, Telefónica Móviles’ shareholders approved an initial public offering (IPO) via a capital increase. In November 2000, Telefónica Móviles, S.A. solicited admission for trading of its shares on the New York Stock Exchange (NYSE) in the form of American Depositary Shares (ADS) and on the official stock exchanges of Madrid, Valencia, Barcelona and Bilbao, as well as quotation on the Spanish continuous market. The IPO was fully subscribed.
The Company’s main business purpose is its shareholdings in various telecommunications operators in different countries. The companies making up the Group at December 31, 2005, and Telefónica Móviles S.A.’s percentage of ownership in each of them is described in Appendix I of the notes to these financial statements.
2) BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS
a) True and fair view
The financial statements were prepared from the accounting records of Telefónica Móviles, S.A. All accounting regulations in force were applied, and accordingly, these financial statements give a true and fair view of the net assets, financial position, results of operations and funds obtained and applied in 2005 and 2004.
These financial statements for the year ended December 31, 2005 were prepared by the Company’s Board of Directors for approval at the General Shareholders’ Meeting and are expected to be approved without any modification.
The figures shown in the documents composing these financial statements and in the management report are expressed in thousands of euros, unless indicated otherwise.

Telefónica Móviles, S.A.

b) Comparative information
There were no changes in the structure of the balance sheet or income statement with respect to 2004.
Except for the acquisitions made and described in Note 8, there were no significant events which would prevent comparison of the amounts relating to 2005 with those of 2004.
3) APPROPRIATION OF PROFIT
The Board of Directors will propose the following appropriation of profit for approval by the Shareholders’ Meeting:

Thousands of
euros
Profit for the year	783,938
Appropriation:
Dividends	783,938
At the Shareholders’ Meeting, the Board of Directors will also propose the payment of an additional dividend of 103,825 thousand euros against “Other reserves”.
4) ACCOUNTING POLICIES
The main valuation principles and criteria used by the Company in preparing its financial statements were as follows.
a) Start-up expenses
Start-up expenses which are composed of incorporation and capital increase costs are capitalized and are amortized on a straight-line basis over a period of five years.
b) Property, plant and equipment and intangible assets
Property, plant and equipment and intangible assets are carried at the lower of acquisition cost or market value.
The Company depreciates its property, plant and equipment and amortizes its intangible assets by the straight-line method based on the following years of estimated useful life:

Years of
Estimated Useful
Life
Industrial property	5
Computer software	3
Furniture	5
Computer hardware	3
Technical installations	5

Telefónica Móviles, S.A.

Property, plant and equipment maintenance and repair expenses that do not lead to improvements or prolong the useful lives of the assets are expensed as incurred.
c) Long-term investments
Long-term investments are recorded at acquisition cost net, where appropriate of the required allowances calculated on the basis of the underlying book value of the investments, which is obtained from the investees’ financial statements (made uniform with those of the Parent Company), adjusted by the amount of the unrealized tacit capital gains at the time of the acquisition that still remain at year-end. However, an additional provision is recorded with a charge to “Extraordinary expenses” to cover possible third-party liability arising from negative net assets of investees, and this provision is recorded under the “Provisions for liabilities and charges.”
As part of the company’s risk mitigation policy, in an attempt to hedge exchange rate risks on cash flows arising from acquisitions made in currencies different from the functional currency of Telefónica Móviles, S.A., derivative instruments were taken out both in 2004 and 2005; the effect of these instruments, considered as cash flow hedges, has been allocated as increases or decreases in the cost of the corresponding investment.
The financial statements for the year ended December 31, 2005 do not reflect the effects which would have arisen had Spanish accounting principles for consolidation purposes been applied. The key 2005 consolidated financial information of the Telefónica Móviles Group prepared under International Financial Reporting Standards (“IFRS”) enclosed by the EU at December 31, 2005 per the Section 11 of the European Commission’s 62/2003 Law dated December 30, is as follows:

Thousands
of euros
12/31/05
Total Assets	26,962,340
Equity attributable to:	6,246,455
- equity holders of the parent company	5,746,052
- minority interests	500,403
Revenues	16,783,257
Profit for the year attributable to:	1,883,667
- shareholders of the parent company	1,918,908
- minority interests	(35,241)
d) Short-term investments
Short-term investments are valued at face value plus the accrued interest receivable at year-end.
e) Corporate income tax
The corporate income tax expense for each year is calculated based on pre-tax book results, increased or decreased accordingly by permanent differences with tax results, which is considered to be taxable income, net of reliefs and deductions from tax payable, excluding tax withholdings and prepayments.

Telefónica Móviles, S.A.

Deferred tax assets are recorded when their future recovery is reasonably assured. Deferred tax assets which are likely to be reversed over a period exceeding ten years are not recognized, unless there are deferred tax liabilities for the same or a higher amount and their reversal period is the same as that of the deferred tax assets.
The Company files consolidated corporate income tax returns with Telefónica, S.A. and subsidiaries and, accordingly, the tax asset arising from tax loss carryforwards is recorded under “Loans to Telefónica Group Companies” on the accompanying balance sheet (see Note 11).
f) Foreign currency transactions
Foreign currency transactions are recorded at their equivalent euro value by applying the exchange rates prevailing at the transaction date.
Exchange gains and losses arising from the settlement of balances resulting from foreign currency transactions are recognized as revenues or expenses, as appropriate, when they arise.
Foreign currency receivables and payables at year-end are translated to euros at the exchange rates prevailing at that date, or at the exchange rate established in hedging transactions, and are classified by due date and currency. Currencies that are officially convertible are grouped together.
Net exchange gains are recorded under “Deferred income” on the liability side of the balance sheet, unless exchange losses have been charged to the income statement in prior years or in the current year. In this case, exchange gains are credited to period income up to the amount of the exchange losses charged to the income statement in prior years or in the current year. Exchange losses are charged directly to the income statement.
Specific financing operations for investments in investee companies denominated in foreign currency are considered hedges when the currency is the same or related to the functional currency of the country where the investment is made and related cash flows to be received form the investment are generated, and expected inflows from dividends and management fees are sufficient to guarantee full repayment of the loans within the period covering their duration. Consequently, to ensure the appropriate matching of income and expenses, the exchange differences arising from the currency translation adjustments made are allocated to “Deferred income” or “Deferred expenses”, as appropriate, and are amortized based on the maturity of the loans. At December 31, 2005 and 2004 the corresponding amounts recorded under “Deferred income” totaled 120,093 thousand euros and 8,151 thousand euros, respectively.
g) Classification of accounts receivable and payable
On the accompanying balance sheet, accounts receivable and payable are classified based on maturity and considered short term if they fall due within 12 months of the balance sheet date.
h) Recognition of revenues and expenses
Revenues and expenses are recorded according to the accruals principle, that is, at the moment the goods or services represented by them take place, regardless of when actual payment or collection occurs.
In keeping with the principle of prudence, foreseeable risks and potential losses are recorded when known.

Telefónica Móviles, S.A.

i) Financial derivatives
Transactions made to eliminate or significantly reduce exchange rate, interest rate or market risk on asset and liability positions or on other transactions are treated as hedging transactions. The gains or losses arising during the life of these derivatives are taken to the income statement based on the same time criteria applied to record the gains or losses generated on the hedged asset or transaction (see Note 16).
Transactions which, for accounting purposes, have not been assigned to cover risks are not treated as hedging transactions. In these operations, for potential losses are recorded against the income statement when known, while potential gains are deferred until finally settled.
j) Loans and credits
Both long- and short-term loans and credits are recorded in the balance sheet at their nominal value. Interest is recorded annually in accordance with a financial criterion.
k) Pension plan
Some group companies have additional pension plan commitments with their employees. These commitments are mainly defined contribution natured and are instrumented in insurance contracts. The companies accrue the expenses associated with defined-benefits pension plans and similar commitments over the life of the employment contracts on the basis of appropriate actuarial studies.
5) START-UP EXPENSES
Start-up expenses comprise incorporation and capital increase costs.
The detail of the movements in “Start-up expenses” in 2004 and 2005 is as follows:

	Thousands of euros
	Balance at			Balance at
	12/31/03	Increases	Amortization	12/31/04

Incorporation cost	11	—	(7)	4
Capital increase cost	64,009	—	(31,832)	32,177

Total	64,020	—	(31,839)	32,181

	Thousands of euros
	Balance at			Balance at
	12/31/04	Increases	Amortization	12/31/05

Incorporation cost	4	—	(4)	—
Capital increase cost	32,175	—	(31,087)	1,088

Total	32,179	—	(31,091)	1,088

Telefónica Móviles, S.A.

6) INTANGIBLE ASSETS
The detail of the movements in this heading in 2004 and 2005 is as follows:
a) Cost

	Thousands of euros
	Balance at				Balance at
	12/31/03	Increases	Decreases	Transfers	12/31/04

Concessions, patents, licences, trademarks, et.al.	4,863	—	—	—	4,863
Computer software	5,747	212	(103)	272	6,128
Computer software under development	546	87	(201)	(313)	119

Total	11,156	299	(304)	(41)	11,110

	Thousands of euros
	Balance at				Balance at
	12/31/04	Increases	Decreases	Transfers	12/31/05

Concessions, patents, licenses, trademarks, et.al.	4,863	—	—	—	4,863
Computer software	6,128	170	—	118	6,416
Computer software under development	119	86	—	(118)	87

Total	11,110	256	—	—	11,366

b) Accumulated amortization

	Thousands of euros
	Balance at				Balance at
	12/31/03	Increases	Decreases	Transfers	12/31/04

Concessions, patents, licences, trademarks, et.al.	2,367	974	—	—	3,341
Computer software	2,523	1,676	(91)	(16)	4,092

Total	4,890	2,650	(91)	(16)	7,433

	Thousands of euros
	Balance at				Balance at
	12/31/04	Increases	Decreases	Transfers	12/31/05

Concessions, patents, licences, trademarks, et.al.	3,341	914	—	—	4,255
Computer software	4,092	1,623	—	—	5,715

Total	7,433	2,537	—	—	9,970

Telefónica Móviles, S.A.

7) PROPERTY, PLANT AND EQUIPMENT
The detail of the movements in “Property, Plant and Equipment” in 2004 and 2005 is as follows:
a) Cost

	Thousands of euros
	Balance at				Balance at
	12/31/03	Additions	Disposals	Transfers	12/31/04

Other installations, tools and furniture	3,052	—	(1)	—	3,051
Computer hardware	5,162	194	(182)	46	5,220
Technical installations	4,428	27	—	14	4,469
Payments on account of Property, plant and equipment under construction	23	9	—	(19)	13

Total	12,665	230	(183)	41	12,753

	Thousands of euros
	Balance at				Balance at
	12/31/04	Additions	Disposals	Transfers	12/31/05

Other installations, tools and furniture	3,051		(16)		3,035
Computer hardware	5,220	90	(3)	—	5,307
Technical installations	4,469	134	(367)	13	4,249
Payments on account of Property, plant and equipment under construction	13	33	—	(13)	33

Total	12,753	257	(386)	—	12,624

b) Accumulated depreciation

	Thousand of euros
	Balance at				Balance at
	12/31/03	Increases	Decreases	Transfers	12/31/04

Other installations, tools and furniture	1,296	611	—	—	1,907
Computer hardware	3,609	1,050	(182)	16	4,493
Technical installations	2,103	844	—	—	2,947

Total	7,008	2,505	(182)	16	9,347

	Thousands of euros
	Balance at				Balance at
	12/31/04	Increases	Decreases	Transfers	12/31/05

Other installations, tools and furniture	1,907	581	(10)	—	2,478
Computer hardware	4,493	559	(2)	—	5,050
Technical installations	2,947	764	(304)	—	3,407

Total	9,347	1,904	(316)	—	10,935

Fully depreciated computer hardware in use at December 31 2004 and 2005 amounted to 3,303 and 4,499 thousand euros, respectively.
The Company takes out insurance policies to cover the potential risks that could affect its property, plant and equipment and intangible assets.

Telefónica Móviles, S.A.

8) LONG-TERM FINANCIAL INVESTMENTS
This heading includes mainly the equity investments in Group or associated companies and the credit facilities granted to these companies.
a) Cost
The detail of the movements in “Long-term investments” in 2004 and 2005 is as follows:

	Thousands of euros
	Balance at				Currency	Balance at
	12/31/03	Increases	Decreases	Transfers	translation	12/31/04

Investments in Group and associated companies (1)	4,982,034	3,966,482	—	(224,226)	—	8,724,290
Loans to Group and associated companies	6,730,945	1,560,945	(299,750)	(383,613)	(149,665)	7,458,862
Long-term deposits and guarantees	468,514	—	(66,808)	—	(9,148)	401,706
Other long-term loans	—	115,861	—	—		106,713
Receivables from public administrations	178,132	169,541	(1,161)	(15,755)	—	330,757

Total	12,359,625	5,812,829	(367,719)	(623,594)	(158,813)	17,022,328

	Thousands of Euros
	Balance at				Exchange rate	Balance at
	12/31/04	Increases	Decreases	Transfers	adjustment	12/31/05

Investments in Group and associated companies (1)	8,724,290	1,052,483	(292,443)	362,270	—	9,846,600
Loans to Group and associated companies	7,458,862	600,028	(542,405)	(988,124)	240,511	6,768,872
Long-term deposits and guarantees	401,706	—	(64,177)	—	—	337,529
Other long-term loans	106,713	—	—	—	16,500	123,213
Receivables from public administrations	330,757	278,471	(132,667)	(9,308)	—	467,253

Total	17,022,328	1,930,982	(1,031,692)	(635,162)	257,011	17,543,467

(1)	The detail of the subsidiaries and associated companies is shown in Appendix I.
“Long-term deposits and guarantees” includes mainly the balances covering IPSE 2000, S.p.A. guarantees amounting to 336,689 thousand and 400,866 thousand euros at December 31, 2005 and 2004, respectively. These deposits will decrease as the respective obligations they are guaranteeing are reduced (see Note 15).

Telefónica Móviles, S.A.

The detail of the movements in “Investments in Group and associated companies” in 2004 and 2005 is as follows:

	Thousands of euros
	Balance at				Balance at
	12/31/03	Increases	Decreases	Transfers	12/31/04

Telefónica Móviles España, S.A.	933,211	—	—	—	933,211
TES Holding, S.A. de C.V.	136,638	—	—	17,294	153,932
Telefónica Móviles Argentina, S.A.	495,786	—	—	—	495,786
TCG Holdings, S.A.	238,539	—	—	—	238,539
Telefónica Móviles Perú Holding, S.A.A.	254,457	—	—	—	254,457
Telefónica Móviles México, S.A. de C.V.	998,991	—	—	—	998,991
Brasilcel, N.V.	1,899,422	279,957	—	—	2,179,379
Telefónica Móviles Aplicaciones y Soluciones, S.A.	9,500	—	—	—	9,500
Telefónica Móviles Puerto Rico, Inc.	639	573	—	—	1,212
Panamá Cellular Holding B.V.	—	275,778	—	(37,604)	238,174
Telefónica Móviles Holding Uruguay, S.A.	50	25,753	—	—	25,803
Telefónica Móviles Colombia, S.A.	—	115,601	—	—	115,601
Cellular Holdings (Central América), Inc.	—	37,934	—	—	37,934
Comtel Comunicaciones Telefónicas S.A.	—	153	—	—	153
Comunicaciones Móviles de Perú, S.A.	—	167	—	—	167
Ecuador Cellular Holding, B.V.	—	663,428	—	—	663,428
Guatemala Cellular Holding, B.V.	—	29,387	—	—	29,387
Inversiones Telefónica Móviles Holding, S.A.	—	423,886	—	—	423,886
Latin American Cellular Holding, B.V.	—	1,574,206	—	(196,484)	1,377,722
Multi Holding Corporation	—	298,715	—	—	298,715
Telcel, C.A.	—	240,468	—	—	240,468
Other companies	14,801	476	—	(7,432)	7,845

Total	4,982,034	3,966,482	—	(224,226)	8,724,290

Telefónica Móviles, S.A.

	Thousands of euros
	Balance at				Balance at
	12/31/04	Increases	Decreases	Transfers	12/31/05

Telefónica Móviles España, S.A.	933,211	—	—	—	933,211
TES Holding, S.A. de C.V.	153,932	6,610	—	289	160,831
Telefónica Móviles Argentina, S.A.	495,786	1,987	—	291,948	789,721
Telefónica Móviles Inversora, S.A.	—	377,713	(7,545)	—	370,168
Compañía Radiocomunicaciones Móviles, S.A.	—	141,681	—	—	141,681
Telefónica Moviles Chile, S.A.	—	307,802	—	—	307,802
Telefónica Móviles Chile Inversiones, S.A.	—	9,759	—	—	9,759
TCG Holdings, S.A.	238,539	—	—	—	238,539
Redanil, S.A.	—	—	—	8,325	8,325
TEM eServices Latin America, Inc.	—	3,245	—	—	3,245
Telefónica Móviles Perú Holding, S.A.A.	254,457		—	—	254,457
Telefónica Móviles México, S.A. de C.V.	998,991	177,274	—	—	1,176,265
Brasilcel, N.V.	2,179,379		—	—	2,179,379
Telefónica Móviles Aplicaciones y Soluciones, S.A.	9,500	1,338	—	—	10,838
Telefónica Móviles Puerto Rico, Inc.	1,212	—	—	61,708	62,920
Panamá Cellular Holding B.V.	238,174	75	—	—	238,249
Telefónica Móviles Holding Uruguay, S.A.	25,803	—	—	—	25,803
Telefónica Móviles Colombia, S.A.	115,601	746	—	—	116,347
Cellular Holdings (Central América), Inc.	37,934	—	—	—	37,934
Comtel Comunicaciones Telefónicas S.A.	153	—	—	—	153
Telefónica Móviles Perú, S.A.	167	7	—	—	174
Ecuador Cellular Holding, B.V.	663,428	58	(5,178)	—	658,308
Guatemala Cellular Holding, B.V.	29,387	8	—	—	29,395
Inversiones Telefónica Móviles Holding, S.A.	423,886	—	—	—	423,886
Latin American Cellular Holding, B.V.	1,377,722	996	(151,922)	—	1,226,796
Multi Holding Corporation	298,715	2,196	—	—	300,911
Telcel, C.A.	240,468	20,988	(127,022)	—	134,434
Other companies	7,845	—	(776)	—	7,069

Total	8,724,290	1,052,483	(292,443)	362,270	9,846,600

The most significant events in 2005 and 2004 were as follows:
2005
The acquisitions of 100% of BellSouth’s Chilean and Argentine operators were completed on January 7 and January 11, 2005, respectively, thereby completing the purchase of the Latin American operators from BellSouth.
The acquisition of BellSouth’s Chilean operators was completed on January 7, 2005. The value assigned to these companies in the share purchase agreement dated March 5, 2004 was 532 million dollars. The acquisition cost for Telefónica Móviles, adjusted for the company’s outstanding net debt, amounted to 317,561 thousand euros.

Telefónica Móviles, S.A.

The acquisition of BellSouth’s Argentine subsidiaries was completed on January 11, 2005. The agreed-upon enterprise value for these companies was 988 million dollars. The acquisition cost for Telefónica Móviles, adjusted for the outstanding net debt, was 519,394 thousand euros. In April 2005, the Company sold its 2% stake in Telefónica Móviles Inversora Argentina, S.A. to Redanil, S.A. for 9,798 thousand dollars, (7,545 thousand euros), the same price it had paid to acquire this holding.
The agreement entered into with BellSouth stipulated that, after the acquisition of these companies, Telefónica Móviles would carry out several procedures to validate their cash and outstanding debt. If, as a result of these procedures, the debt and cash figures used to calculate the final share price at the closing date were found to be inaccurate, the purchase price could be increased or reduced in order to reflect the difference. Thus, the acquisition price of Telefónica Móviles Colombia, S.A. has increased by 746 thousand euros and the acquisition price of Telcel Venezuela has decreased by 4,871 thousand euros.
On February 15, 2005 loans worth 380 million dollars (291,948 thousand euros) held by Telefónica Móviles Argentina, S.A. were capitalized.
At their meeting in March 2005, the shareholders of Ecuador Cellular Holdings B.V. authorized the distribution of a share premium of 5,178 thousand euros.
On April 20, 2005, Telefónica Móviles, through its subsidiary TEM Puerto Rico, Inc., converted promissory notes representing 49.9% of the share capital of the Puerto Rican operator Newcomm Wireless Services Inc., thus increasing Telefónica Móviles’ stake to 49.9%. The total amount capitalized was 61,708 thousand euros.
In April 2005, Telcel, C.A. made a 26,791 thousand dollar capital increase (20,988 thousand euros) which was fully subscribed by Telefónica Móviles, S.A., thus bringing its stake to 91.63%. At their meeting in July 2005, the shareholders authorized payment of a dividend amounting to 295,505 million Venezuelan pesos (122,151 thousand euros) which was to be charged against the 2004 results. The distribution received has been considered as a decrease in the cost of the investment in Telefónica Móviles S.A.’s financial statements.
In May 2005 the public tender offer for the Peruvian company Comunicaciones Móviles del Perú, S.A., was completed with Telefónica Móviles, S.A.’s stake in this company increasing to 99.89%, at a cost of 7 thousand euros.
At their meeting in June 2005, the shareholders of Latin American Cellular Holdings B.V. authorized the distribution of a share premium of 151,922 thousand euros. The distribution received has been considered as a decrease in the cost of the investment in Telefónica Móviles S.A.’s financial statements.
In June 2005 the acquisition of an additional 0.38% in Multi Holding Corporation was completed at a total cost of 2,196 thousand euros. In the last quarter of the year, the total stake in this company stood at 99.96% thanks to several acquisitions that were made.
In June 2005, the merger between Comunicaciones Móviles del Perú, S.A. and Telefónica Móviles S.A.C. was completed. The new company is Telefónica Móviles Perú, S.A., in which the Telefónica Móviles, S.A. Group holds a 98.03% stake.
In 2005, several share capital increases (6,610 thousand euros) were made by Telefónica El Salvador Holding, S.A. de C.V. In addition, 289 thousand euros in loans were capitalized.

Telefónica Móviles, S.A.

In August 2005, a capital increase was carried out at Newcomm Wireless Services Inc. which the group chose not to participate in, leaving its stake at 49.3%.
In November 2005, Telefónica Móviles acquired 2.08% of Telefónica Móviles Argentina, S.A. for 1,987 thousand euros, bringing its stake in this subsidiary to 100%.
In November 2005, a capital increase totaling 9,798 thousand dollars (8,325 thousand euros) was authorized at Redanil, S.A., an investee of Latin America Cellular Holdings, B.V. and fully subscribed by Telefónica Móviles, S.A. Following this operation, Telefónica Móviles’ stake stands at 27%.
In December 2005, Telefónica Móviles, S.A. reached an agreement to acquire 8% of Telefónica Móviles México, S.A. de C.V in exchange for shares in Telefónica, S.A. The operation is valued in 177,274 thousand euros. Telefónica Móviles now owns 100% of the Mexican subsidiary.
In December 2005, Telefónica Móviles Guatemala, S.A. and Tele-Escucha, S.A. (absorbed companies) were taken over by TEM Guatemala y Cia. S.C.A. (absorbing company). The resulting entity adopted the registered name of Telefónica Móviles Guatemala, S.A.
2004
On June 10, 2004, an additional holding of 13.95% was acquired in Mobipay Internacional, thereby increasing the total shareholding in this company to 50%.
On July 23, 2004, Telefónica Móviles, S.A., through Inversiones Telefónica Móviles Holding, S.A., acquired all the shares of Telefónica Móvil de Chile, S.A., which provides wireless telecommunications services in Chile, for 1,058 million dollars and assumed an outstanding debt of 168,000 million Chilean pesos. The acquisition cost for Telefónica Móviles was 870 million euros, of which 400,868 thousand euros is recorded as “Investments in Group and associated companies” and the remaining amount was recorded as “Loans to Group and associated companies.”
In 2004, several share capital increases totaling 279,957 euros were made by Brasilcel, N.V. to finance direct and indirect acquisitions to increase the shareholdings in the following companies: Sudestecel Participações, S.A., Tele Sudeste Celular Participações, S.A., Tele Leste Celular Participações, S.A., Celular CRT Participações, S.A. and Tele Centro Oeste Celular Participações, S.A. (TCO).
On March 5, 2004, Telefónica Móviles, S.A. reached an agreement with BellSouth Corporation (“BellSouth”) to acquire 100% of its holdings in Argentina, Chile, Peru, Venezuela, Colombia, Ecuador, Uruguay, Guatemala, Nicaragua and Panama.
The effective transfer of the shares of these companies was conditional upon obtaining the required regulatory authorizations in each country and on the acceptance of bids to buy out the minority shareholders. The shares were effectively transferred in the last quarter of 2004. BellSouth’s holdings in Ecuador, Guatemala and Panama were transferred on October 14, 2004, and the holdings in Colombia, Nicaragua, Peru, Uruguay and Venezuela were transferred on October 28, 2004. BellSouth’s holdings in Chile and Argentina were transferred on January 7 and 11, 2005, respectively.
In addition to acquiring the BellSouth’s shareholdings in the wireless operators in Latin America, in compliance with the commitments assumed under the share purchase agreement, Telefónica Móviles launched an offer to buy out the minority shareholders in these companies, the purchase price in each case being equal to the price agreed with BellSouth.

Telefónica Móviles, S.A.

This agreement valued 100% of the assets of these operators at 4,330 million dollars (5,850 million dollars if we include the Argentine and Chilean acquisitions completed in January 2005). The total acquisition cost for Telefónica Móviles, adjusted by the net debt of all the companies at the transfer date, amounted to 3,252,539 thousand euros (excluding Chile and Argentina).
The values assigned to each transaction and the acquisition cost for Telefónica Móviles are as follows:
- Acquisition of 100% of Otecel,S.A. (Ecuador) for a total enterprise value of 833 million dollars. This was carried out through the holding company Ecuador Cellular Holdings, B.V. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 663,428 thousand euros.
- Acquisition of all the shares of the operator Telefónica Móviles Guatemala y Cía., S.C.A. (60% acquired from BellSouth through the holding companies Guatemala Cellular Holdings, B.V. and Panamá Cellular Holdings, B.V. and 40% acquired from the minority shareholders through the holding company Cellular Holding (Central America), Inc.) for a total enterprise value of 175 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 92,538 thousand euros, of which 29,387 thousand euros were paid by Guatemala Cellular Holdings, B.V., 37,934 thousand euros by Cellular Holdings, Inc. and 25,217 thousand euros by Panamá Cellular Holdings, B.V.
- Acquisition of a 99.57% holding in the operator Telefónica Móviles Panamá, S.A. (43.68% acquired from BellSouth through the holding company Panamá Cellular Holdings, B.V. and 55.89% acquired from the minority shareholders through the acquisition of 99.23% of the shares of the holding company Multi Holding Corporation) for a total enterprise value for the Panamanian company of 657 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 549,275 thousand euros, of which 250,560 thousand euros were paid by Panamá Cellular Holdings, B.V. and 298,715 thousand euros by Multi Holding Corporation.
- Acquisition of operators in Venezuela, Colombia, Peru, Nicaragua and Uruguay. All of these acquisitions from BellSouth were carried out through the holding company Latin America Cellular Holdings, B.V. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 1,574,207 thousand euros.
- Acquisition of all the shares of the Venezuelan operator Telcel, S.A. (78.16% indirectly from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 21.84% directly from BellSouth — 20.84% through the holding company Comtel Comunicaciones Telefónicas, S.A. and 1% directly -) for a total enterprise value of 1,195 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 1,223,984 thousand euros, of which 983,363 thousand euros were paid by Latin America Cellular Holdings, B.V.,153 thousand euros by Comtel Comunicaciones Telefónicas, S.A. and 240,468 thousand euros for shareholding acquired directly.
- Acquisition of all the shares of the Colombian operator Telefónica Móviles Colombia, S.A. (77.6% from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 22.4% directly from the minority shareholders) for a total enterprise value of 1,050 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 517,456 thousand euros, of which 401,855 thousand euros were paid by Latin America Cellular Holdings, B.V. and 115,601 thousand euros for the shareholding acquired directly.

Telefónica Móviles, S.A.

- Acquisition of 99.58% of the Peruvian operator Comunicaciones Móviles del Perú, S.A. (97.43% from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 2.42% directly from the minority shareholders) for a total enterprise value of 210 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 7,697 thousand euros, of which 7,530 thousand euros were paid by Latin America Cellular Holdings, B.V. and 167 thousand euros for the shareholding acquired directly.
- Acquisition of 100% of Nicaraguan operator Telefonía Celular de Nicaragua, S.A. from BellSouth (through Latin America Cellular Holdings, B.V.) for a total enterprise value of 150 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 148,742 thousand euros, which was paid by Latin America Cellular Holdings, B.V.
- Acquisition of 100% of Uruguayan operator Abiatar, S.A. (68% from BellSouth through the holding company Latin America Cellular Holdings, B.V. and the remaining 32% from the minority shareholders through the holding company Telefónica Móviles Uruguay Holding) for a total enterprise value of 60 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 49,419 thousand euros, of which 32,717 thousand euros were paid by Latin America Cellular Holdings, B.V. and 16,702 thousand euros for the shareholding acquired directly.
At their meetings on December 29, 2004, the shareholders of Panamá Cellular Holdings, B.V. and Latin America Cellular Holdings, B.V. authorized the distribution of unpaid share premiums amounting to 37,604 thousand and 196,484 thousand euros, respectively. Accordingly, these amounts have been transferred from “Investments in Group and associated companies” to “Loans to Group and associated companies.”
Pursuant to the agreement with Bellsouth, several procedures were performed to validate the cash and outstanding debt of the companies acquired, the end results of which are currently being negotiated between Telefónica Móviles and BellSouth Corporation. Although the debt and cash figures which are taken into account when calculating the final share price could vary slightly as a result of these negotiations, this would have no significant effect on the overall operation.
b) Long-term investment writedown provisions
As explained in Note 4-c, the Company records provisions for the decline in value of its investment securities based on the individual financial statements prepared by the subsidiaries at each year end, which are translated to euros at the exchange rates prevailing at that date.
The detail of the long-term investment writedown provisions is set forth in Appendix I. The movements in these provisions in 2005 and 2004 were as follows:

	Thousands of euros
Provision for equity investments in	Balance at				Balance at
Group and associated companies	12/31/03	Increases	Decreases	Transfers	12/31/04

Total provisions	2,486,014	389,559	(933,211)	(7,432)	1,934,930

	Thousands of euros
Provision for equity investments in	Balance at				Balance at
Group and associated companies	12/31/04	Increases	Decreases	Transfers	12/31/05

Total provisions	1,934,930	309,773	(163,435)	339,355	2,420,623

Telefónica Móviles, S.A.

The movements in Provisions for liabilities and charges in 2005 and 2004 were as follows:

	Thousands of Euros
Provision for equity investments in	Balance at				Balance at
Group and associated companies	12/31/03	Increases	Decreases	Transfers	12/31/04

Total provision	1,046,455	410,360	(588,353)	—	868,462

	Thousands of Euros
Provision for equity investments in	Balance at				Balance at
Group and associated companies	12/31/04	Increases	Decreases	Transfers	12/31/05

Total provisions	868,462	663,695	(5,365)	(339,355)	1,187,437

In 2004 the company reversed 588,353 thousand euros of the provision for liabilities and charges related to Telefónica Móviles España S.A. (trough “Extraordinary Income” (see Note 13b)), together with a provision for equity investments in Group and associated companies amounting to 933,211 thousand euros.
The accumulated provisions recorded by Telefónica Móviles Argentina, S.A. at December 31, 2005 and 2004 amounted to 1,031,402 thousand and 978,651 thousand euros, respectively, of which 241,682 thousand and 482,865 thousand euros are included under “Provisions for liabilities and charges” at December 31, 2005 and 2004 respectively. On February 15, 2005, 380 million dollars (291,948 thousand euros) in loans were capitalized. Consequently, this amount was transferred from “Provisions for liabilities and charges” to “Provision for equity investments in Group and associated companies (see Note 8a). 2005 additions to the provision for liabilities and charges amount to 52,752 thousand euros, and are reflected under “Extraordinary expenses” (see Note 13b). The 2004 additions to the provision for liabilities and charges amounting to 25,208 thousand euros is recorded under “Extraordinary Expenses” (see Note 13-b).
The accumulated provisions recorded on account of Telefónica Móviles México, S.A. at December 31, 2005 and 2004 amounted to 2,118,753 thousand and 1,333,804 thousand euros, respectively, of which 942,487 thousand and 334,813 thousand euros are included under “Provisions for liabilities and charges” at December 31, 2005 and 2004, respectively. 177,274 thousand euros of difference between the provisions recorded in 2005 and 2004 is shown under “Changes in provisions for equity investments in Group and associated companies” since the purchase of 8% of the company (see Note 8a) give raise to an increase in investment by this amount. The remaining 607,674 thousand euros are recorded under “Extraordinary expenses” (see Note 13b). In 2004 the company recorded a provision of 537,993 thousand euros, of which 203,180 thousand are recorded under “Changes in provisions for equity investments in Group and associated companies” and 334,813 thousand euros under “Extraordinary expenses” (see Note 13b). The Company’s business plans forecast that the investees will obtain sufficient income to guarantee the recovery of the Telefónica Móviles Group’s net investments in Argentina and Mexico.
In 2004, the Company recorded a provision of 46,632 thousand euros to cover certain financial assets related to Newcomm Wireless Services, Inc., due to this company’s financial situation. Of this amount, 1,212 thousand euros were reflected under “Changes in provisions for equity investments in Group and associated companies.” The remaining 45,420 thousand euros were taken to “Extraordinary expenses” and reclassified to “Provisions for liabilities and charges” at December 31, 2004 (see Note 13b). These 45,420 thousand euros were transferred to “Long term investment writedown provisions” in 2005.

Telefónica Móviles, S.A.

In April 2005, Telefónica Móviles transferred its financial assets related to Newcomm Wireless Services, Inc. to its subsidiary Telefónica Móviles Puerto Rico. The provision recorded on account of this company in 2005 amounted to 19,341 thousand euros, of which 16,287 thousand euros were recorded under “Changes in provisions for equity investments in Group and associated companies.” The remaining amount was charged to “Provisions for liabilities and charges” and recorded under “Extraordinary expenses.”
9) SHORT-TERM INVESTMENTS
The balances of this heading at December 31, 2005 and 2004 relate mainly to short-term loans to Telefónica Group companies amounting to 2,685,377 thousand euros and 518,904 thousand euros, respectively (see Note 11).
“Short term Deposits and Guarantees and other” at December 31, 2004 includes mainly deposits used as a guarantee to purchase bonds issued by the Compañía de Radiocomunicaciones Móviles, S.A. In 2005, this deposit was used to acquire these bonds.
The loans granted to Group companies accrue interest at market rates.
10) SHAREHOLDERS’ EQUITY
The detail of the movements in “Shareholders’ equity” in 2005 and 2004 is as follows:

	Thousands of euros
					Profit or loss
	Share	Share	Legal	Other	brought	Profit (Loss)
	capital	premium	reserve	reserves	forward	for the year	Total

Balance at 12/31/03	2,165,275	154,894	433,055	—	—	1,266,686	4,019,910

Appropriation of profit (loss)	—	—	—	470,730	795,956	(1,266,686)	—
Dividend paid	—	—	—	—	(795,956)	—	(795,956)
Profit for the year	—	—	—	—	—	854,379	854,379

Balance at 12/31/04	2,165,275	154,894	433,055	470,730	—	854,379	4,078,333

Appropriation of profit (loss)	—	—	—	18,582	835,797	(854,379)	—
Dividend paid	—	—	—	—	(835,797)	—	(835,797)
Profit for the year	—	—	—	—	—	783,938	783,938

Balance at 12/31/05	2,165,275	154,894	433,055	489,312	—	783,938	4,026,474

a) Share capital and share premium
2005
Share capital at December 31, 2005 consisted of 4,330,550,896 fully subscribed and paid ordinary shares of a single series and 0.5 euros par value each, all recorded by the book-entry system and traded on the Spanish continuous market, on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York Stock Exchange.
At its General Shareholders’ Meeting on May 6, 2005, Telefónica Móviles’ shareholders voted in favor of a gross interim dividend against 2005 income of 0.193 euros per outstanding share. The dividend was paid on June 15, 2005. At the same shareholders’ meeting, approval was given to take the remaining 18,582 thousand euros in profit to voluntary reserves.

Telefónica Móviles, S.A.

The following were among the motions voted on at the General Shareholders’ Meeting on May 6, 2005:
•	Authorization was given to the Board of Directors for the derivative acquisition of the Company’s own shares, in accordance with the limits, terms and conditions established at the Shareholders’ Meeting, within a maximum period of 18 months from that date, provided that the par value of the shares acquired, added to that of the treasury shares already held by the Company or its subsidiaries, does not exceed 5% of share capital. It was specifically stated at the shareholders’ meeting that the authorization could be totally or partially used to acquire shares of Telefónica Móviles which the Company is obliged to deliver or transfer to its managers or employees or those of the Group’s companies when they exercise their options within the context of share-based payment systems.

At December 31, 2005, the Company had an insignificant number of treasury shares (1,599) which were acquired within the context of the partial execution of the MOS Program (see Note 17). These shares will either be delivered to beneficiaries who exercise their options at a future date or amortized in accordance with the Company’s commitments. The corresponding restricted reserve has been recorded in compliance with prevailing legislation.
The shareholder structure of Telefónica Móviles, S.A. at December 31, 2005 was as follows:

	Number of	%
Shareholder	shares	shareholding

Telefónica S.A.	3,075,983,129	71.03%
Telefónica Internacional, S.A.	927,917,620	21.43%
Other shareholders	326,650,147	7.54%

Total at 12/31/04	4,330,550,896	100.00%

2004
Share capital at December 31, 2004, consisted of 4,330,550,896 fully subscribed and paid ordinary shares of a single series and 0.5 euros par value each, all recorded by the book-entry system and traded on the Spanish continuous market, on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York Stock Exchange.
At its General Shareholders’ Meeting on April 16, 2004, Telefónica Móviles’ shareholders voted in favor of a gross cash dividend against 2003 profit of 0.1838 euros per outstanding share. The dividend was paid on June 16, 2004. At the same shareholders’ meeting, approval was given to take the remaining 470,730 thousand euros in profit to voluntary reserves.
The following resolution was among those adopted at the General Shareholders’ Meeting on April 16, 2004:
•	Authorization was given to the Board of Directors for the derivative acquisition of the Company’s own shares, in accordance with the limits, terms and conditions established at the Shareholders’ Meeting, within a maximum period of 18 months from that date, provided that the par value of the shares acquired, added to that of the treasury shares already held by the Company or its subsidiaries, does not exceed 5% of share capital. It was specifically stated at the shareholders’ meeting that the authorization could be totally or partially used to acquire shares of Telefónica Móviles which the Company is obliged to deliver or transfer to its managers or employees or those of the Group’s companies when they exercise their options within the context of share-based payment systems.

Telefónica Móviles, S.A.

At December 31, 2004, the Company had an insignificant number of treasury shares (496) which were acquired within the context of the partial execution of the MOS Program (see Note 17). These shares will either be delivered to beneficiaries who exercise their options at a future date or amortized in accordance with the Company’s commitments. The corresponding restricted reserve (1,000 euros) has been recorded in compliance with prevailing legislation.
The shareholder structure of Telefónica Móviles, S.A. at December 31, 2004, was as follows:

	Number of	%
Shareholder	shares	shareholding

Telefónica S.A.	3,075,983,129	71.03%
Telefónica Internacional, S.A.	927,917,620	21.43%
Other shareholders	326,650,147	7.54%

Total at 12/31/04	4,330,550,896	100.00%

b) Legal reserve
Under Spanish Corporation Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve is equivalent to at least 20% of share capital. The legal reserve can be used to increase capital to the extent that it exceeds 10% of increased share capital. With the exception of the above, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses provided other reserves are insufficient for this purpose.
At the General Shareholders’ Meeting held on April 1, 2003, Telefónica Móviles’ shareholders approved a motion to record the legal reserve in full (433,055 thousand euros) against “Share premium.” Thus, the legal reserve has been equivalent to 20% of share capital since 2003.
c) Legislation regulating the sale of holdings
Following the modification of Law 5/1995, of March 23, regarding the legal regime for selling publicly-owned holdings in certain companies, introduced in Law 62/2003, of December 30, (Law accompanying the State Budget Law) effective until February 18, 2007, there is administrative intervention (requirement to notify the Spanish government which in turn has a veto right) on the disposal or encumbrance of Telefónica Móviles shares representing at least 10% of its share capital, with an exception to this notification requirement where shares representing 10% or more of Telefónica Móviles S.A.’s share capital are acquired for purely financial purposes and not with the aim of taking control over the company, including management control.
In addition, the acquisition of significant holdings in Telefónica Móviles share capital is subject to the significant holdings disclosure requirements contained in Royal Decree 377/1991, of March 15, amended by Royal Decree 2590/1998, of December 7, regarding modifications to securities markets legislation.

Telefónica Móviles, S.A.
11)	BALANCES AND TRANSACTIONS WITH TELEFÓNICA GROUP COMPANIES
The detail of the accounts receivable from and payable to Telefónica Group and associated companies at December 31, 2005 and 2004 is as follows:

	Thousands of euros
	2005		2004
	Receivable	Payable	Receivable	Payable

Telefónica, S.A.	749,371	9,220,355	1,152,075	9,036,373
Abiatar	21,200	—	—	—
Telefónica Móviles España, S.A.	3,803,361	3,407,190	3,107,119	1,792,039
TCG Holdings Group	68,636	4	73,415	5
TES Holding Group	122,188	—	113,597	—
Grupo Brasilcel	40,413	1,294	28,006	1,035
Grupo Telefónica Móviles México	2,940,547	81	2,245,753	—
Compañía Radiocomunicaciones Móviles, S.A.	204,438	—	—	—
Telefónica Comunicaciones Personales, S.A.	516,305	—	591,072	9
Grupo Telefónica Móviles Perú Holding	9,872	38	10,534	37
Telefónica Internacional, S.A.	6,901	1,013	15,424	13
Telefónica Móviles Guatemala y Cia, S.A.	5,680	—	—	—
Telefonía y Finanzas, S.A.	278,111	—	16,322	14,979
Telcel Venezuela	116,873	—	—	—
Group 3G UMTS Holding	10,335	—	10,335	—
Newcomm Wireless Services, Inc.	82	3	13,253	3
Telefónica Móviles Puerto Rico, Inc	3	—	39,066	—
Simpay, Ltd	7,358	—	6,353	—
Panamá Cellular Holding B.V.	38,636	26	33,780	—
Telefónica Móviles Guatemala y Cia, S.C.A.	—	—	32,889	—
Latin America Cellular Holding, B.V.	210,807	19	184,189	—
Inversiones Telefónica Móviles Chile, S.A.	386,163	—	400,477	—
Otecel, S.A.	29,485	—	25,246	—
Other Telefónica Group companies	12,435	6,920	12,270	3,420

Total	9,579,200	12,636,943	8,111,175	10,847,913

The detail of accounts receivable from Telefónica Group companies, by concept and maturity, is as follows:

	Thousands of euros
	2005		2004
	Short term	Long term	Short term	Long term

Loans and financial derivatives	1,864,848	6,460,635	472,498	6,310,601
Accounts receivable trade	124,950	—	133,409	—
Interest receivable	286,732	56,332	38,069	59,695
Consolidated corporate income tax returns	533,798	251,905	8,337	1,088,566

Total	2,810,328	6,768,872	652,313	7,458,862

“Loans to Group and associated companies” includes primarily the following:
-	A long-term participating loan of 3,102,000 thousand euros granted to Telefónica Móviles España, S.A. on October 1, 2002, which bears fixed interest payable annually plus a floating rate payable on December 22, 2009 that is calculated based on the income obtained by this company.

Telefónica Móviles, S.A.
-	Several loans granted to Telefónica Móviles México Group amounting to 1,329 million euros, 848 million dollars (719 million euros), and 8,518 million Mexican pesos (670 million euros) maturing in 2006 for an 83 million dollar loan, in 2009 for the remaining dollar loans plus a 2,727 million Mexican peso loan and in 2011 for the loans in euros and the rest of the loans in Mexican pesos.

-	Several loans granted to Telefónica Comunicaciones Personales, S.A. amounting to 485 million dollars (equivalent to 411 million euros) that mature in 2008, 2010, 2015 and 2018.

-	Several loans granted to Inversiones Telefónica Móviles Chile, S.A. amounting to 154 million euros and 133,190 million Chilean pesos (equivalent to 220 million euros). The loan in euros matures in 2010 and the loan in Chilean pesos matures in 2006.
The detail of the balances payable to Telefónica Group companies, by concept and maturity, is as follows:

	Thousands of euros
	2005		2004
	Short term	Long term	Short term	Long term

Loans, credit lines and financial derivatives	3,336,301	9,239,377	1,722,885	9,083,478
Interest payable	45,051	—	32,326	—
Accounts payable trade	16,205	—	9,217	—
Consolidated corporate income tax returns	—	9	—	7

Total	3,397,557	9,239,386	1,764,428	9,083,485

The detail of the loans and credit lines granted by Telefónica Group companies to Telefónica Móviles, S.A. at December 31, 2005 and 2004 is as follows:

	Thousands of euros
	2005		2004
	Short term	Long term	Short term	Long term

Telefonía y Finanzas, S.A. credit lines in US dollars	—	—	14,979	—
Telefónica, S.A. credit lines in euros	1,962,152	3,418,460	972,917	5,159,606
Telefónica, S.A. credit lines in US dollars	218,665	640,443	221,593	1,060,873
Telefónica Móviles España, S.A. credit lines in euros	—	3,402,114	—	1,787,952
Telefónica, S.A. loan in euros	978,329	908,744	240,000	867,252
Telefónica, S.A. loans in US dollars	10,596	850,914	133,424	111,982
Other financial debts	166,559	18,702	139,972	95,813

Total	3,336,301	9,239,377	1,722,885	9,083,478

All the loans and credit lines detailed above bear interest at market rates. The average interest rates on the aforementioned financing in 2005 and 2004 were 3.58% and 4.02%, respectively.

Telefónica Móviles, S.A.
Loans granted by Telefónica, S.A. are mainly as follows:
-	Various loans granted to cover the acquisition of the various Latin American operators from BellSouth amounting to 3,284 million euros and 1,597 million dollars (1,354 million euros) earning interest tied to three-month Euribor and three-month Libor plus a market spread. The loans in euros mature in 2006 and the loans in dollars mature in 2009 and 2016.

-	Financing for an amount equal to 470 million euros and 240 million dollars (204 million euros), which earns interest at market rates tied to Libor or Euribor plus a spread and is to be repaid by 2011. This financing was granted in order to enable the company to make the investments in Mexico, Puerto Rico, Chile, Guatemala, Brazil and Argentina.

-	Financing to carry out, directly or indirectly, investments and acquisitions in Mexico and Uruguay, amounting to 2,568 million euros and 281 million dollars (238 million euros, with a market interest rate and maturities in 2007, 2008 and 2009.
Of the outstanding balance payable to Telefónica Group companies at December 31, 2004, 1,651,314 thousand euros were repaid in 2005 (including the repayment of a loan against which 35,439 thousand euros had been drawn down in 2005). The additional financing drawn down by Telefónica Móviles amounted to 3,251,451 thousand euros, which were principally used to finance the acquisition of the BellSouth operators in Chile and Argentina (837 million euros), and to finance the operating subsidiaries.
At December 31, 2005 and 2004, credit lines had been granted by the Telefónica Group totaling 9,863 million and 9,666 million euros, respectively, of which 985 million and 1,297 million, respectively, were denominated in dollars.
The balances drawn down against the aforementioned credit lines at December 31, 2005 and 2004, amounted to 9,642 million and 9,218 million euros, respectively, of which 859 million and 1,297 million euros, respectively, relate to the credit lines denominated in dollars.
Telefónica Móviles, S.A. centralizes all its cash balances at the Telefónica Group company Telefonía y Finanzas, S.A. (Telfisa) through transfers from and to the banks with which it has current accounts. The balances with Telfisa bear interest at market rates.

Telefónica Móviles, S.A.
The main transactions with Telefónica Group and associated companies in 2005 and 2004 were as follows:

	Thousands of euros
	Financial	Other	Financial	External
	revenue	Revenues	expenses	services

Telefónica Móviles Guatemala y Cia, S.C.A.	1,988	—	—	—
Inversiones Telefónica Móviles Chile, Ltda.	15,569	—	—	—
Antares	—	—	—	879
Otecel, S.A.	2,165	98	—	—
Panamá Cellular Holding B.V.	805	—	—	—
T. Data USA	—	—	—	1,238
Telefónica Gestión de Servicios Compartidos.	—	—	—	615
Telefónica Publicidad e Información España	—	714	—	—
T. Soluciones de Comun. e Informática España	—	—	—	821
Latin American Cellular Holding	4,521	—	—	—
Telefónica Móviles SAC Perú	—	3,541	—	1
Telefónica Móviles Guatemala, S.A.	4,581	5,525	—	—
Telefonía y Finanzas, S.A.	11,646	—	379	—
Telefónica, S.A.	1,926	—	433,361	5,867
Telefónica Móviles Puerto Rico, Inc.	1,333	—	—	—
Newcomm Movistar	95	817	—	—
Telefónica Móviles España, S.A.	1,573,153	459	55,188	1,628
Telefónica Comunicaciones Personales, S.A.	28,940	—	—	7
Compañía de Radio Comunicaciones Móviles	18,887	—	5	—
Grupo Brasilcel, N.V.	62	13,164	—	35
Grupo Telefónica Móviles México	217,975	549	—	—
Telefónica Móviles El Salvador	8,565	4,149	—	—
Tempotel	—	—	—	325
Zeleris España	—	—	—	141
Other Telefónica Group companies	901	970	—	2,818

Total at 12/31/05	1,893,112	29,986	488,933	14,375

Telefónica Móviles, S.A.

	Thousands of euros
	Financial	Other	Financial	External
	revenue	Revenues	expenses	services

Telefónica Móviles Guatemala y Cia, S.C.A.	379	—	—	—
Inversiones Telefónica Móviles Chile, Ltda.	10,134	—	—	—
Otecel, S.A.	237	5	—	—
Telefónica Móviles SAC Perú	—	11,659	—	6
Telefónica Móviles Guatemala, S.A.	3,754	2,087	—	8
Telefónica Móvil de Chile, S.A.	—	140	—	11
Telefonía y Finanzas, S.A.	7,535	—	165	—
Telefónica, S.A.	—	11,330	318,026	1,933
Telefónica Móviles Puerto Rico, Inc.	689	3	—	—
Telefónica Móviles España, S.A.	222,199	2,022	13,257	1,101
Telefónica Comunicaciones Personales, S.A.	42,751	195	—	9
Grupo Brasilcel, N.V.	—	1,705	—	1,035
Grupo Telefónica Móviles México	69,672	681	—	—
Telefónica Internacional, S.A.	—	2,924	—	—
Telefónica Móviles El Salvador	4,203	2,390	—	—
Telefónica de España, S.A.	—	1,310	—	695
Other Telefónica Group companies	535	1,647	—	3,911

Total at 12/31/04	362,088	38,098	331,448	8,709

In 2005, “Financial revenue” included dividends received by Telefónica Móviles España, S.A., amounting to 1,354,505 thousand euros; of which 654,505 thousand euros correspond to the appropriation of 2004 profit, and 700,000 thousand to an interim dividend paid against 2005 profit. In 2004, Telefónica Móviles did not receive any payment of this kind.
Telefónica Móviles has entered into a management service contract with Celular CRT, S.A. By virtue of this contract, Telefónica Móviles is to receive a fee equal to 1% of the net revenues of Celular CRT, S.A. based on the fulfillment of certain contractually established network service quality requirements. The initial contract term was five years from December 1996 renewable for another five-year period and for consecutive two-year periods thereafter. Income for this concept amounted to 2,599 thousand and 2,315 thousand euros at December 31, 2005 and 2004, respectively.
Telefónica Móviles has also entered into five-year renewable management service contracts with the Brazilian operators Telerj Celular, S.A., Telest Celular, S.A., Telebahia Celular, S.A. and Telergipe Celular, S.A. By virtue of this contract, Telefónica Móviles is to receive an annual fee equal to of 1%- 2% of the net revenues of these companies calculated based on an equation with several variables. Income for this concept at December 31, 2005 and 2004 amounted to 11,499 thousand euros (Telerj Celular, S.A.), 426 thousand euros (Telest Celular, S.A.), 753 thousand euros (Telebahia Celular, S.A.) and 1,347 thousand euros (Telergipe Celular, S.A.).

Telefónica Móviles, S.A.
Until December 31, 2005, Telefónica Móviles S.A. held technical capacity transfer and management contracts with Telefónica Móviles El Salvador, S.A. de C.V. (TELESAL). By virtue of these contracts, Telefónica Móviles was to receive an annual fee payable quarterly equal to 1% of the service revenues invoiced by Telefónica Móviles El Salvador, S.A. de C.V. for technical capacity transfers and 9% of the revenues obtained by TELESAL for management services invoiced. Income for these concepts amounted to 4,130 thousand and 2,367 thousand euros at December 31, 2005 and 2004, respectively. The Company is currently studying the possibility of entering into a new contract.
Until December 31, 2005, Telefónica Móviles S.A. held technical capacity transfer and management contracts with Telefónica Móviles Guatemala, S.A. (TMG). The consideration established consists of an annual fee, payable quarterly, equal to 1% of the revenues received from services billed in transactions of TMG under the technical capacity transfer contract, and 9% of the operating income obtained by TMG under the management contract. Revenues accrued for these concepts amounted to 5,431 thousand and 1,812 thousand euros at December 31, 2005 and 2004. The Company is currently studying the possibility of entering into a new contract.
On December 17, 2005 Telefónica Móviles entered into one-year renewable technical capacity transfer and management contracts with Telefónica Móviles S.A.C., the Telefónica Móviles Group operator in Peru. The technical capacity transfer contract stipulates a fixed annual fee, equal to 1% of the revenues received from services billed by Móviles SAC throughout the duration of the contract. The management service contract establishes a fee, charged annually for advisory and consulting services offered by professionals and specialist technicians appointed by Telefónica Móviles who provide their services at the rates detailed. Revenues accrued for these concepts amounted to 3,415 thousand and 11,569 thousand euros at December 31, 2005 and 2004, respectively.
On April 20, 2005 the technical capacity transfer and management contracts Telefónica Móviles, S.A. had with Newcomm Wireless Services ended.
12) TAX MATTERS
Telefónica Móviles files consolidated corporate income tax returns, and, accordingly, is not obliged to pay its tax debt directly to the Spanish tax authorities. All tax credits and tax bases, up to the limit applicable to the Telefónica Tax Group, are transferred to Telefónica, S.A., recognizing and the corresponding a tax credit or debit with the parent company depending on the outcome of the individual company tax return, which is recorded under “Loans to Group and associated companies” if the tax return results in money owed to the Telefónica Móviles, S.A., or under “Payable to Group and associated companies” if money is owed to the parent company as a result of the tax return.
“Loans to Group and associated companies” is cancelled, by means of cash payments from Telefónica, S.A. to Telefónica Móviles S.A. which contributed the tax credit, as said credit is effectively used by Telefónica’s consolidated tax group.
At December 31, 2005 and 2004, tax credits for the tax loss carryfowards generated during these years amounted to 150,495 thousand and 196,524 thousand euros, respectively, and are recorded under “Loans to Group and associated companies” on the accompanying balance sheet. These loss carryforwards may be offset against the taxable income of the 15 years following that in which they were generated.
“Loans to Telefónica Group companies” includes a portion of the tax credits accumulated for tax losses at December 31, 2005 and 2004, amounting to 251,904 and 1,088,566 thousand euros, respectively (see Note 4e).

Telefónica Móviles, S.A.
The detail of the movements in tax credits which arose and were settled within the consolidated corporate income tax scheme is as follows:

				Adjusted
	Balance	Generated		from
	at	in	Used by the tax	previous	Balance at
Thousands of euros	12/31/04	2005	group	year	12/31/05

Loans to Telefónica Group companies	1,088,566	150,495	(986,501)	(655)	251,905

“Loans to Telefónica Group companies” amounted to 533,798 thousand euros, of which 469,957 thousand correspond to a portion of the loan for tax credits applied by the group which have not yet been collected: 54,343 thousand euros for the export promotion activity deduction granted in 2001 for the acquisition of subsidiaries in Mexico, 9,443 thousand euros for the deduction for double taxation offset by the Tax Group and 55 thousand euros for intragroup withholdings.
“Receivable from public administrations” includes 7,666 thousand euros for deductions for double taxation and other deductions totaling 916 thousand euros, which have not been used by the Tax Group.
Additionally, the Company made a negative adjustment of 2,137,243 thousand euros in its corporate income tax settlement for 2002 as a result of the transfer in 2002 of certain holdings acquired in prior years, the market value of which differed from the book value at which they had been recorded (underlying book value) as the Company availed itself of Article 159 of Spanish Corporation Law. No accounting effects arising from this adjustment have been taken into account, since tax rulings have been handed down by the tax authorities that differ from the Company’s interpretation.
The Company is open to inspection of the following taxes at December 31, 2005:
-	Corporate income tax: 2001 to 2005

-	VAT: 2002 to 2005

-	Personal income tax withholdings and prepayments (employees and freelancers): 2002 to 2005

-	Withholdings/payments on account of investment profits: 2002 to 2005

-	Personal income tax withholding (non residents): 2002 to 2005
a) Deferred tax assets and liabilities
The detail of the movements in the deferred tax assets and liabilities of Telefónica Móviles, S.A. at December 31, 2005 and 2004 is as follows:

	Thousands of euros
	Deferred tax assets		Deferred tax liabilities
	Long term	Short term	Long term	Short term

Balance at 12/31/03	162,378	—	—	—
Reversal	(1,162)	—	—	—
Arising in 2004	156,644	—	—	—
Balance at 12/31/04	317,860	—	—	—
Reversal	(129,428)	—	—	—
Arising in 2005	270,239	—	—	—
Balance at 12/31/05	458,671	—	—	—

Telefónica Móviles, S.A.
233,653 thousand euros of the 270,239 thousand euros in deferred tax assets generated in 2005 correspond to provisions for liabilities and charges for the subsidiaries in Mexico, Argentina and Puerto Rico, and 36,586 thousand correspond to provisions for financial derivatives and depreciation of property, plant and equipment.
123,393 thousand euros of the 129,428 thousand euros in deferred tax assets reversed in 2005 correspond to the reversal of provisions for liabilities and charges for loans in Argentina and Puerto Rico, and 6,035 thousand euros correspond to the materialization of financial derivatives and depreciation of property, plant and equipment.
At December 31, 2004, the Company had 317,860 thousand euros in deferred tax assets, of which 302,084 thousand euros correspond to provisions for liabilities and charges related to the subsidiaries in Mexico, Argentina and Puerto Rico and 15,776 thousand euros correspond to provisions for financial derivatives and depreciation of property, plant and equipment.
b) Receivable from and Payable to Public Administrations
The detail of “Receivable from public administrations” and “Payable to public administrations” at December 31, 2005 and 2004 is as follows:

	Thousands of euros
Receivable from public administrations	2005	2004

VAT and Canary Island excise tax (I.G.I.C.) receivable from the Treasury	5,170	2,877
Other	106	3

Total	5,276	2,880

	Thousands of euros
Payable to public administrations	2005	2004

Personal income tax withholdings	883	665
Social security	208	232

Total	1,091	897

c) Reconciliation of book profit to taxable income for corporate income tax purposes
The reconciliation of the book profit before taxes to the corporate income tax assessment base for 2004 and 2005 is as follows:

	Thousands of euros
	2005	2004

Book profit before taxes	443,974	510,821
Permanent differences	81,659	5,011
Permanent differences arising as a result of filing taxes under a consolidated tax scheme	(1,354,505)	(1,521,564)
Temporary differences arising in the year	414,974	447,555
Temporary differences arising in prior years	(16,089)	(3,320)

Corporate income tax expense	(429,987)	(561,497)

The negative permanent differences correspond mainly to the elimination of dividends received by Telefónica Móviles España S.A. considered inapplicable under the consolidated tax scheme, while the positive permanent differences correspond to additions to the provisions for equity investments recorded in connection with the amortization of goodwill considered non-deductible.

Telefónica Móviles, S.A.
The detail of adjustments made for temporary differences in 2005 and 2004 is as follows:

	Thousands of euros
2005	Increases	Decreases

Temporary differences arising in the year
Non-deductible provisions	768,012	353,038
Temporary differences arising in prior years
Non-deductible provisions	668	16,757

Total	768,680	369,795

	Thousands of euros
2004	Increases	Decreases

Temporary differences arising in the year
Non-deductible provisions	447,555	—
Temporary differences arising in prior years
Non-deductible provisions	—	3,320

Total	447,555	3,320

d) Calculation of corporate income tax payable/receivable

	Thousands of euros
	2005	2004

Book profit before taxes	443,974	510,821
Permanent differences	81,659	5,011
Permanent differences arising as a result of filing taxes under a consolidated tax scheme	(1,354,505)	(1,521,564)
Temporary differences	398,885	444,235
Tax assessment basis	(429,987)	(561,497)

Taxable income / Receivable from Group companies filing under consolidated tax scheme	(150,494)	(196,524)

Tax effect of current deductions	(139,610)	(155,482)
Deductions	(841)	(68)
Application of deduction for export promotion activity in Mexico	(54,343)	—
Corporate income tax from prior years	5,326	8,516

Total corporate income tax	(339,962)	(343,558)

Telefónica Móviles S.A. will accredit a 20,921 thousand euro tax credit corresponding to export promotion activity deduction arising from the acquisition of BellSouth’s wireless operators in Argentina and Chile in 2005. The deduction accredited for the rest of the acquisitions carried out in 2004 amounted to 65,928 thousand euros.
Goodwill arising from business combinations with foreign companies is deductible under Spanish tax legislation under certain conditions. Goodwill deductible for tax purposes — under certain conditions — is defined as the excess of financial goodwill over the amount allocated to the assets, liabilities and contingent liabilities of the foreign operations acquired.

Telefónica Móviles, S.A.
13) REVENUES AND EXPENSES
a) Personnel expenses
The detail of “Personnel expenses” in 2005 and 2004 is as follows:

	Thousands of euros
	2005	2004

Wages and salaries	27,319	28,803
Social security charges and other personnel expenses	4,369	4,440

Total	31,688	33,243

The headcount at December 31, 2005 and 2004, by professional category, was as follows:

	Number of employees
	2005	2004

Executives	47	44
Mid-level management	37	27
Other employees	93	83

Total	177	154

Telefónica Móviles,S.A. has arranged a pension plan pursuant to Pension Plans and Funds Law 8/1987 of July 8, with the following features:
-	Contribution of between 4.51% and 6.87% of the participants’ pensionable salary.

-	Obligatory contribution for participants of a minimum of 2.2% of their salary.

-	Individual capitalization system.
The plan is included under “FONDITEL B, FONDO DE PENSIONES” that is managed by the Telefónica Group company FONDITEL. The contributions made by the Company in 2005 and 2004 totaled 769 thousand and 699 thousand euros, respectively, and are included under “Personnel expenses” in the accompanying income statement.
b) Extraordinary income and expenses
The detail of “Extraordinary income” and “Extraordinary expenses” in 2005 and 2004 is as follows:

	Thousands of euros
	Extraordinary		Extraordinary
	income		expenses
	2005	2004	2005	2004

Changes in investment writedown provisions	446	588,353	663,488	405,441
Prior years’ expenses and losses	—	—	—	2,606
Other extraordinary expenses	—	—	1	—
Losses on disposal of property, plant and equipment and intangible assets	—	—	50	11
Capital gains on disposals of fixed assets	6	5	—	—
Other extraordinary income	47	12,330	—	—

Total	499	600,688	663,539	408,058

Telefónica Móviles, S.A.
“Changes in investment writedown provisions” includes the amount of the provision which exceeds the gross book value relating to the acquisition cost of the investments in Group and associated companies In 2005 a total of 663,488 thousand euros was allocated for this concept. In 2004, 588,353 thousand euros were reversed and 405,441 thousand euros were allocated for this concept (see Note 8b).
14) INFORMATION ON THE MEMBERS OF THE BOARD OF DIRECTORS
a) Directors’ compensation and other benefits
The compensation of Telefónica Móviles, S.A.’s directors is governed by Article 20 of the Corporate bylaws, which states that the compensation paid by the Company to its directors shall be determined at the General Shareholders’ Meeting and shall remain in force until the Shareholders’ Meeting resolves to change i. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors.
On April 1, 2003, the Company’s shareholders set the maximum gross annual amount to be paid to the Board of Directors at 2 million euros. This includes a fixed payment and fees for attending meetings of the Board of Directors’ advisory or control committees. On April 29, 2003, the Board of Directors resolved, pursuant to the bylaws, that the exact amount to be paid would be the same as that established when the Company was incorporated in 2000 and that it should be distributed among the directors in the same way.
In 2004, in accordance with Article 25.b.5 of the Rules of the Board of Directors, the Appointments and Compensation Committee reviewed the compensation system for the Company’s directors, which had not been revised since the Company was incorporated in 2000, with the exception of the modification to the fees for attending Audit and Compliance Committee sessions, and submitted a proposal to the Board of Directors to change said compensation system. On October 26, 2004, the Board of Directors resolved to revise the fixed annual amount to be paid as compensation to the members of the Board of Directors and the fees for attending the meetings of the other Board Committees, and to establish a fixed annual amount to be paid as compensation to the members of these Board Committees, all within the maximum limit set at the Shareholders’ Meeting on April 1, 2003.
Subsequently, on July 26, 2005, the Board of Directors resolved to appoint a Vice Chairman to the board and set the fixed compensation for this position.
Therefore, the compensation of Telefónica Móviles’ directors in their capacity as members of the Board of Directors and the advisory and control committees consists of a fixed amount payable monthly plus fees for attending the meetings of the Board’s committees. Additionally, executive directors receive the corresponding amounts for discharging their executive duties as stipulated in their respective contracts
2005
Total compensation paid to Telefónica Móviles’ directors in their capacity as members of the Board of Directors in 2005 was 1,984 thousand euros, 1,888 thousand euros in fixed compensation and 96 thousand euros in fees for attending Board committee meetings. In addition, certain directors were paid a total of 114 thousand euros for advisory services to the Company and 198 thousand euros in compensation for their roles as directors of other Telefónica Móviles Group companies.

Telefónica Móviles, S.A.
The Executive Chairman, in his capacity of Company executive, was paid 1,423 thousand euros in salary and variable compensation, 63 thousand euros in compensation-in-kind, including life and health premiums plus housing allowance, and 8 thousand euros in contributions to Company-sponsored pension plans
The detail of the compensation and benefits received by the directors in 2005 is as follows:
A)	Board of Directors: Fixed payment made to each director (in thousands of euros):

Position	2005

Chairman	120
Vice chairman	200
Members, nominee directors and independent directors	120
Secretary	120
Directors receive no fees for attending Board meetings.
B)	Board Committees.
a)	Fixed payment in 2005 for each director forming part of one of the Board committees, by position (thousands of euros):

Position	2005

Chairman (1)	20
Members	10

(1)	The Chairman of the Standing Committee does not receive fixed compensation.
b)	Total fees paid to directors in 2005 for attending meetings of the Board committees (in euros):

Committees	2005

Audit and Compliance Committee	Attendance fee/meeting 1,250 Number of meetings: 11 Total paid: 35,000

Appointments and Compensation Committee	Attendance fee/meeting 1,250 Number of meetings: 8 Total paid: 50,000

Standing Committee	Attendance fee/meeting 1,250 Number of meetings: 1 Total paid: 11,250

Telefónica Móviles, S.A.
C)	Executive Directors: Total amounts paid to executive directors for carrying out their executive duties:

Thousands of euros

Salary	762
Variable compensation	661
Compensation in kind (1)	63
Contributions to pension plans	8

(1)	Includes life and health premiums and housing allowance.
The executive directors, as directors of the Telefónica Móviles Group, are beneficiaries of the MOS stock option plan (see Note 17).
Additionally, it should be noted that the non-executive directors do not receive and did not receive in 2005 any compensation in the form of pensions or life insurance, nor do they participate in the shared-based compensation plans.
The Company does not grant and did not grant in 2005 any advances, loans or credits to the directors, or to its top executives, thereby complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica Móviles as a listed company in that market.
2004
Total compensation paid to Telefónica Móviles’ directors in their capacity as members of the Board of Directors in 2004 was 1,594 thousand euros: 1,473 thousand euros in fixed compensation, including compensation received for their presence on the Boards of other Telefónica Móviles Group companies and 121 thousand euros in fees for attending Board committee meetings. Certain directors also received compensation for advisory services provided to the Company, totaling 132 thousand euros.
In addition, the Executive Chairman, in his capacity of Company executive, was paid 1,299 thousand euros in salary and variable compensation, 60 thousand euros in compensation-in-kind, including life and health premiums plus housing allowance, and 8 thousand euros in contributions to Company-sponsored pension plans.
The detail of the compensation and benefits received by the directors in 2004 is as follows:
A)	Board of Directors: Fixed payment paid to each director (in thousands of euros):

Position	2004

Chairman	98
Members, nominee directors and independent directors	98
Secretary	98

Directors receive no fees for attending Board meetings.

Telefónica Móviles, S.A.
B)	Board committees.
a)	Fixed payment for each director forming part of one of the Board committees in October, November and December 2004, by post (thousands of euros):

Position	2004

Chairman (1)	5,000
Members	2,500

(1)	The Chairman of the Standing Committee does not receive fixed compensation.
b)	Total fees paid to directors in 2004 for attending meetings of the Board committees (in euros):

Committees	2004

Audit and Compliance Committee	Attendance fee/meeting (until 09/30/04): 1,352 Attendance fee/meeting (since 10/01/04): 1,250 Number of meetings: 12 Total paid: 39,852

Appointments and Compensation Committee	Attendance fee/meeting (until 09/30/04): 902 Attendance fee/meeting (since10/01/04): 1,250 Number of meetings: 10 Total paid: 50,242

Standing Committee	Attendance fee/meeting (until 09/30/04): 902 Attendance fee/meeting (since10/01/04): 1.250 Number of meetings: 5 Total paid: 30,652
C)	Executive Directors: Total paid to executive directors for carrying out their executive duties, broken down as follows.

Thousands of Euros

Salary	698
Variable compensation	601
Compensation in kind (1)	60
Contributions to pension plans	8

(1)	Includes life and health premiums and housing allowance.
The executive directors, as directors of the Telefónica Móviles Group, are beneficiaries of the MOS stock option plan (see Note 17).
Additionally, it should be noted that the non-executive directors do not receive and did not receive in 2004 any compensation in the form of pensions or life insurance, nor do they participate in the shared-based compensation plans.
The Company does not grant and did not grant in 2004 any advances, loans or credits to the directors, or to its top executives, thereby complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica Móviles as a listed company in that market.

Telefónica Móviles, S.A.
b)	Detail of the equity interests in companies engaging in a similar activity and the performance of similar activities by the directors on their own behalf and on behalf of third parties
Pursuant to Article 127 ter. 4 of the Spanish Corporation Law, introduced by Law 26/2003, which amends Securities Market Law 24/1988, and the revised Spanish Corporation Law, in order to reinforce transparency at listed corporations, Appendix II to the accompanying financial statements details the companies engaging in an activity that is identical, similar or complementary to the corporate purpose of Telefónica Móviles, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they perform in them.
15)	ADDITIONAL INFORMATION

a)	Guarantees given to third parties
Telefónica Móviles, as a shareholder of telecommunications operators in several countries, has provided guarantees to its subsidiaries and investees to secure their transactions with third parties.
On December 23, 2003, Telefónica Móviles, S.A. arranged a counter-guarantee for Telefónica, S.A. vis-à-vis the commitment to Newcomm Wireless Services, Inc. of Puerto Rico in relation to a 61 million dollar bridge loan provided by ABN AMRO which matures on June 30, 2005. These guarantees are deemed to be recoverable on the basis of the company’s business plan and of the seniority of their claim over equity. Subsequently, on April 21, 2005, an agreement was reached to extend the bridge loan to June 30, 2008, with the possibility of a further 2-year extension, and a corresponding extension of the counter-guarantee.
These guarantees are deemed to be recoverable on the basis of the company’s business plan and of the seniority of their claim over equity.
On April 21, 2005, Telefónica Móviles S.A. also arranged a counter-guarantee for Telefónica, S.A. vis-à-vis the commitment to Newcomm Wireless Services, Inc. of Puerto Rico in relation to a subordinated loan of up to 40 million dollars provided by ABN AMRO to meet Newcomm’s license payments to the FCC (Federal Communications Commission) maturing June 30, 2010.
On December 22, 2003, the purchase and sale agreement for the Austrian company 3G Mobile Telecommunications GmbH entered into by Telefónica Móviles España, S.A. and Mobilkom Austria Aktiengesellschaft & Co KG (Mobilkom) was executed. Pursuant to the agreement, Telefónica Móviles España provided a bank guarantee to Mobilkom to cover potential tax contingencies up to a maximum of 1,650 thousand euros. This guarantee was issued by Société Generale to Mobilkom on December 22, 2003 and expired on December 31, 2005. The counter-guarantee signed with Telefónica Móviles, S.A. was cancelled at the same time.

Telefónica Móviles, S.A.
On December 27, 2002, Telefónica Móviles, S.A. arranged a counter-guarantee for Telefónica, S.A., which in turn was counter guaranteed by Telefónica Móviles España, S.A. Under this agreement, subject to certain terms and conditions, Telefónica Móviles, S.A. undertakes vis-à-vis Telefónica, S.A. to pay 91.79% of any amounts Telefónica S.A. may be legally, contractually or judicially obliged to pay in connection with the guarantee that it (jointly with other strategic partners of Ipse 2000, S.p.A.) provided to certain banks, which in turn provided a bank guarantee to the Italian authorities as security for the deferred payment of the UMTS license. On November 30, 2005, to avoid the Italian Government calling in the guarantee, IPSE 2000, S.p.A paid 120,334 thousand euros representing a portion of the outstanding balance owed as deferred payment for the additional 5 MHz of spectrum awarded to Ipse 2000 SpA by the Italian Government for an original total value of 826,331 thousand euros. On December 31, 2005, the payment balance was 601,672 thousand euros. This additional 5 MHz of spectrum was returned by Ipse 2000, S.p.A., the validity of which is currently being disputed by the Italian Government.
On October 28, 2004, Telefónica Móviles S.A. entered into the following counter-guarantee agreements vis-à-vis Telefónica S.A. on the following obligations guaranteed by Telefónica S.A.:
a)	Bridge loans arranged for Telefónica Móviles Colombia S.A. (previously BellSouth Colombia S.A.) for 273,934 thousand dollars with Santander Overseas Bank Inc. and for 59,024 million Colombian pesos (approximately 23,500 thousand dollars) with Santander Colombia S.A. Both these companies are part of the Santander Group. Both loans were due on October 28, 2005. They were refinanced for another year for 254,000 thousand dollars with Santander Overseas Bank Inc. and 104,762,223 thousand Colombian pesos (approximately 45,863 thousand dollars) with Banco Santander de Colombia S.A. This arrangement was again guaranteed by Telefónica S.A. and counter-guaranteed by Telefónica Móviles S.A.

b)	Syndicated loan for Communicaciones Móviles del Perú S.A. (now Telefónica Móviles Perú S.A.) for 200 million dollars due February 24, 2006.
On January 7, 2005, Telefónica Móviles S.A. counter guaranteed Telefónica S.A.’s guarantee on the 179,615 thousand dollar syndicated loan arranged by Telefónica Móviles Chile S.A. (previously BellSouth Communications), maturing January 7, 2006. This loan was refinanced upon maturity and is currently guaranteed directly by Telefónica Móviles de Chile.
On September 30, 2005, Telefónica Móviles S.A. arranged a counter guarantee for Telefónica S.A. in relation to Telefónica Finanzas México S.A.’s issue of certificados bursátiles (peso bonds) for up to 12,000 million Mexican pesos, underwritten by Telefónica S.A. At December 31, 2005, 5,000 million pesos had been issued under this program (approximately 464 million dollars).
The Company does not believe it will incur material losses as a result of the guarantees provided.
b)	Litigation
Telefónica Móviles, S.A. is subject to several lawsuits, alone and together with its subsidiaries in México and Telefónica, S.A. the unfavorable resolution of which, in the Company’s opinion and based on the advice of its legal counsel, would not materially affect the financial position or solvency of the Company.

Telefónica Móviles, S.A.
c)	Environmental matters
Telefónica Móviles, S.A. is a holding company with holdings in wireless telephony operators. Accordingly, it is not required to establish any environmental policy and therefore has not.
d)	Auditors’ fees
In 2005, fees paid to the various companies forming part of the Ernst&Young International Group, to which Ernst&Young, S.L. (the auditors of Telefónica Móviles S.A.) belongs, amounted to 531 thousand euros. In 2004, fees paid to the various companies forming part of the Deloitte Touche Tohmatsu International Group, to which Deloitte & Touche, S.L. (the auditors of Telefónica Móviles S.A. in 2004) belongs, amounted to 1,351 thousand euros.
The detail of these amounts is as follows:

	Thousands of euros
	Ernst & Young	Deloitte & Touche
	2005	2004

Audit of financial statements	350	527
Other audit services	177	824
Non-audit work	4	—

TOTAL	531	1.351

16)	FINANCIAL DERIVATIVES
The Company uses derivatives to hedge interest- and exchange-rate risks on un-hedged positions and to adapt its debt structure to market conditions.
At December 31, 2005 and 2004, the total outstanding balance of derivatives entered into to hedge balance-sheet exposure to fluctuations in interest and exchange rates amounted to 6,666 million and 5,166 million euros, respectively. The amount at December 31, 2005 included 1,696 million euros relating to interest rate risk and 4,970 million euros to exchange rate risk. At December 31, 2004, 1,110 million euros related to interest rate risk and 4,056 million euros to exchange rate risk.
The detail of the Company’s derivatives portfolio at December 31, 2005, by type and maturity, is the following:

Telefónica Móviles, S.A.

	Amounts in Millions
	Euro	Payable		Receivable
Type of Risk	value	Value	Currency	Value	Currency

Euro interest rate swaps	671
Fixed to floating	243	243	EUR	243	EUR
Floating to fixed in euros	428	428	EUR	428	EUR
Currency interest rate swaps:	173
Floating to fixed in MXN	173	2,199	MXN	2,199	MXN
Currency swaps:	2,022
- from floating to fixed	1,175
EUR/BRL	97	288	BRL	97	EUR
USD/ARS	157	541	ARS	185	USD
EUR/MAD	90	1,000	MAD	90	EUR
EUR/CLP	243	183,405	CLP	243	EUR
USD/CLP	153	102,910	CLP	180	USD
USD/PEN	136	526	PEN	160	USD
USD/COP	280	794,054	COP	330	USD
USD/MXN	19	234	MXN	23	USD
- from fixed to floating	86
USD/EUR	86	85	EUR	102	USD
- from floating to floating	761
EUR/USD	251	308	USD	251	EUR
USD/EUR	191	242	EUR	225	USD
USD/MXN	288	3,468	MXN	339	USD
EUR/CLP	31	22,863	CLP	31	EUR
Currency options:	1,499
- purchased	734
EUR/USD	215	268	USD	215	EUR
USD/EUR	228	227	EUR	269	USD
USD/ARS	213	895	ARS	251	USD
USD/MXN	78	1,050	MXN	92	USD
- sold	765
EUR/USD	435	537	USD	435	EUR
USD/ARS	252	1,043	ARS	297	USD
USD/MXN	78	1,142	MXN	92	USD
Interest rate options:	852
- purchased	426
USD	426	502	USD	502	USD
- sold	426
USD	426	502	USD	502	USD
Currency forwards:	1,449
EUR/USD	465	584	USD	465	EUR
USD/CLP	102	61,870	CLP	120	USD
CLP/USD	102	120	USD	61,745	CLP
EUR/CLP	220	157,056	CLP	220	EUR
USD/MXN	560	7,133	MXN	660	USD

Total at 12/31/05	6,666

Telefónica Móviles, S.A.

	Millions of euros
Type of Transaction	Amount	Up to 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years

With underlying assets (loans)
In euros	1,405	539	664	112	90
In foreign currencies	4,510	3,216	385	909	—

Without underlying assets (liabilities)
Forwards	411	411	—	—	—
Currency swaps	54	8	—	46	—
Interest rate swaps	243	—	194	49	—
Interest rate options	43	—	—	43	—

Total at 12/31/05	6,666	4,174	1,243	1,159	90

The fair value of the financial position in derivatives at December 31, 2005 is the following:

Figures in thousands of euros	Fair value

Interest rate hedges	1,686
Cash flow hedges	1,686
Exchange rate hedges	(1,745)

Cash flow hedges	(1,745)
Investment hedge	71,041

Derivatives not designated as hedges	126,779

Interest rate	(1,509)
Exchange rate	99,152
Interest rate and exchange rate	29,136

TOTAL	197,762

The net loss charged to the income statement relating to the derivatives portfolio amounted to 140,378 thousand euros at December 31, 2005, of which 365,160 thousand euros were recorded under “Exchange losses” and 224,782 thousand euros under “Exchange gains.”
The detail of the Company’s derivatives portfolio at December 31, 2004, by type and maturity, is the following:

Telefónica Móviles, S.A.

	Amounts in Millions
	Euro	Payable		Receivable
Type of Risk	value	Value	Currency	Value	Currency

Euro interest rate swaps:	370
Fixed to floating	185	185	EUR	185	EUR
Floating to fixed in euros	185	185	EUR	185	EUR
Currency interest rate swaps:	187
Floating to fixed in MXN	187	2,871	MXN	2,871	MXN

Currency swaps:	1,734
- from floating to fixed	671
EUR/BRL	97	288	BRL	97	EUR
USD/ARS	59	233	ARS	80	USD
EUR/MAD	34	349	MAD	34	EUR
EUR/CLP	242	183,405	CLP	243	EUR
USD/PEN	99	464	PEN	135	USD
USD/COP	115	392,124	COP	156	USD
USD/MXN	25	348	MXN	34	USD

- from fixed to floating	116
MAD/EUR	31	34	EUR	349	MAD
USD/EUR	85	126	EUR	116	USD
- from floating to floating	947
EUR/USD	251	308	USD	251	EUR
USD/EUR	433	606	EUR	590	USD
USD/MXN	232	3,222	MXN	316	USD
EUR/CLP	31	22,863	CLP	31	EUR
Currency options:	962
- purchased	657
EUR/USD	657	880	USD	657	EUR
- sold	305
EUR/USD	305	290	EUR	415	USD

Interest rate options:	553
- purchased	184
USD	184	251	USD	251	USD
- sold	369
USD	369	502	USD	502	USD

Currency forwards:	1,360
EUR/USD	220	267	USD	220	EUR
USD/EUR	749	782	EUR	1,020	USD
USD/ARS	15	60	ARS	20	USD
USD/CLP	233	197,508	CLP	317	USD
USD/COP	95	344,580	COP	130	USD
USD/PEN	48	216	PEN	65	USD

Total at 12/31/04	5,166

Telefónica Móviles, S.A.

	Millions of euros
Type of Transaction	Amount	Up to 1 year	1 to 3 Years	1 to 5 Years	Over 5 Years

With underlying assets (loans):
In euros	1,114	290	247	577	—
In foreign currencies	1,809	904	669	232	4

Without underlying assets (liabilities)
Forwards	786	786	—	—	—
Currency options	962	962	—	—	—
Currency swaps	162	162	—	—	—
Interest rate options	333	—	—	333	—

Total at 12/31/04	5,166	3,104	916	1,142	4

The net loss charged to the income statement relating to the derivatives portfolio amounted to 87,906 thousand euros at December 31, 2004, of which 180,859 thousand euros were recorded under “Exchange losses” and 92,953 thousand euros under “Exchange gains.”
17)	OTHER COMMITMENTS
Share option plan.
On October 26, 2000, authorization was given at the Extraordinary Shareholders’ Meeting of Telefónica Móviles, S.A. to establish of a corporate share option plan for the executives and employees of Telefónica Móviles, S.A. and its subsidiaries. To facilitate coverage of the Company’s obligations to the beneficiaries of the plan, it was resolved to increase the share capital of Telefónica Móviles, S.A. by 11,400,000 euros through the issuance of 22,800,000 shares of 0.50 euro par value each.
Subsequently, at the Shareholders’ Meeting of Telefónica Móviles, S.A. on June 1, 2001, certain modifications and clarifications were introduced to the share option plan with a view to making it more attractive and efficient to encourage the loyalty of its beneficiaries.
Finally, on September 21, 2001, the Board of Directors of Telefónica Móviles S.A. resolved to develop and establish the terms and conditions of the share option plan in conformity with the aforementioned resolutions of the Shareholders’ Meetings on October 26, 2000 and June 1, 2001. The main features of this plan are as follows:
1.	The plan is open to all the executive directors, executives (including general managers or similar) and employees who on December 1, 2001 were working for companies in which Telefónica Móviles, S.A. directly or indirectly, during the term of the plan, (i) has a holding with voting rights of over 50%, or (ii) has the right to appoint over 50% of the members of the Board of Directors.

Telefónica Móviles, S.A.
2.	The MOS Program also envisaged the possibility of awarding new options at dates subsequent to its initial implementation. In order to carry this out, following the issuance of a report by the Appointments and Compensation Committee, the Board of Directors resolved to assign options to both the employees of the new companies which, when joining the Telefónica Móviles Group, met the aforementioned requirements and the employees hired by companies already participating in the MOS Program. The Board also resolved that employees could join the plan until December 31, 2003. Consequently, new beneficiaries joined the plan in 2002 and 2003. In 2003, certain companies were excluded from the MOS Program because they no longer meet the related requirements.

3.	There are three types of option:
•	Type-A options, with a strike price of 11 euros.

•	Type-B options, with a strike price of 16.5 euros.

•	Type-C options, with a strike price of 7.235 euros
4.	Each beneficiary of the Program will receive an equal number of type-A and type-B options and a number of type-C options equal to the sum of the type-A and type-B options received.

5.	The executive directors and executives who are beneficiaries of the MOS Program must deposit one share of Telefónica Móviles, S.A. for every 20 options assigned to them.

6.	Each option, regardless of the type, entitles its holder to receive one share of Telefónica Móviles, S.A.

7.	The options may be exercised at a rate of one-third each year from the day after the day on which two, three and four years have elapsed from the option grant date (January 2, 2002). The first exercise period commenced on January 2, 2004. The second period commenced on January 3, 2005. The third and last exercise period commenced on January 3, 2006.

8.	At the exercise date, the options may be settled, at the beneficiary’s request, either (i) through delivery of shares of Telefónica Móviles, S.A., once the beneficiary has paid the option strike price, or (ii) cash settlement.
The first phase of the Program commenced on January 2, 2002. The second phase of the plan, which included the companies and new employees who fulfilled the requirements envisaged in the plan, commenced on June 1, 2002, and finished on December 31, 2003. The total number of beneficiaries of the MOS Program was 6,970 at December 31, 2005 (7,575 at December 31, 2004). Of these beneficiaries, one is an executive director of Telefónica Móviles, S.A. and 10 are general managers or similar executives. 9,446,373 options had been assigned at December 31, 2005 (11,137,144 at December 31, 2004).
In 2004, in the second exercise period, 778 employees exercised a total of 79,823 options. Of these employees, two beneficiaries opted for share settlement and the remainder for cash settlement. The amount received by these beneficiaries upon the exercise of their options was 109 thousand euros.
Additionally, in 2004, 859 employees, owning a total of 1,681,928 options, left the program as a result of early settlement or voluntary withdrawal. 844 thousand euros were paid for this concept in 2004.
In 2005, in the third exercise period, 1,019 employees exercised a total of 383,116 options. Of these employees, six beneficiaries opted for share settlement and the remainder for cash settlement. The amount received by these beneficiaries upon the exercise of their options was 320 thousand euros.
Additionally, in 2005, 605 employees, owning a total of 1,307,655 options, left the program as a result of early settlement or voluntary withdrawal. 792 thousand euros were paid for this concept in 2005.

Telefónica Móviles, S.A.
In order to provide coverage for the MOS Program, on September 21, 2001, the Board of Directors resolved to carry out the capital increase approved at the Extraordinary Shareholders’ Meeting on October 26, 2000. Since not all the shares comprising the capital increase were subscribed, the Company issued 21,445,962 shares of 0.50 euro par value each, which were subsequently subscribed and paid in by BBVA (50%) and La Caixa (50%).
On September 27, 2001, Telefónica Móviles, S.A., on the one hand, and BBVA and La Caixa, on the other, entered into the related share subscription and call option contracts under which the two aforementioned financial institutions granted Telefónica Móviles, S.A. a call option on each of the shares subscribed in order to enable Telefónica Móviles, S.A. to meet its commitments to the beneficiaries of the MOS Program, as described earlier.
The implementation of the MOS Program and the capital increase to provide coverage for the Program were notified to the CNMV and published in an abridged prospectus, which was verified and registered in the CNMV’s Official Register on November 2, 2001.
The following table summarizes the status of the MOS plan at December 31, 2004 and 2005:

Number of options

Outstanding at January 1, 2004	12,819,072

Granted	—
Exercised	(1,118,665)
Cancelled	(563,263)

Outstanding at December 2004	11,137,144

Granted	—
Exercised	(1,298,072)
Cancelled	(392,699)

Outstanding at December 2005	9,446,373

Agreements with Portugal Telecom
On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis, SGPS, S.A., on the other, agreed to group together all their wireless telephony businesses in Brazil.
On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements that implement the aforementioned agreement. On December 27, 2002 (having obtained the necessary authorizations), the two groups’ holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V.

Telefónica Móviles, S.A.
In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom Group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the Portugal Telecom Group is the diluted party, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company) all the Portugal Telecom Group’s ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom Group’s holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles’ choice, in (i) cash, (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom Group had not increased its ownership interest to 50% of the total capital share of Brasilcel N.V.
In accordance with the definitive agreements, the Portugal Telecom Group will also be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., at Telefónica Móviles, S.A. or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom Group, which will be obliged to buy, its holding in Brasilcel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price would be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.
Agreements with the Pegaso Group -
On December 21, 2005, the Burillo Group and Telefónica Móviles S.A. agreed to the acquisition by Telefónica Móviles S.A. of the 8% stake in the share capital of Telefónica Móviles México S.A. de C.V. owned by the Burillo Group as per the agreements signed to acquire the Pegaso Group.
This deal gave Telefónica Móviles 100% ownership of Telefónica Móviles México S.A. de C.V. before the exercise date for its share purchase options in the third quarter of 2007 on 4% of the capital and in the third quarter of 2008 for the remaining 4% (or 8% if it had not exercised its options in 2007).
This acquisition concludes the agreements signed by the two parties and settles all call and put options on Telefónica Móviles de México S.A. de C.V. awarded under the agreements.
This acquisition cost to Telefónica Móviles was 177,274 thousand euros (Note 8a) and was structured as an exchange of Telefónica Móviles México S.A. shares for 14,135,895 Telefónica S.A. shares.
Domestic long-distance license awarded to GTM
Telefónica Móviles, S.A. is backing the commitments assumed by Grupo de Telecomunicaciones Mexicanos, S.A. de C.V. (GTM) with the regulator, COFETEL, for its domestic long-distance (DLD) license. The maximum amount of this support is 124,154,700 Mexican pesos. At the date of preparation of these financial statements no disbursements had been made in this connection.

Telefónica Móviles, S.A.
18)	SUBSEQUENT EVENTS
From December 31, 2005 until the date of preparation of these financial statements the following events took place:
-	On January 31, 2006, the Italian Government informed Ipse 2000, S.p.A., an indirect investee in which Telefónica Móviles owns 45.59%, of its decision to revoke the UMTS license granted to it in 2000. The company is studying its potential courses of action.

-	In July 2003, Telefónica Móviles together with T-Mobile International, Telecom Italia Mobile (TIM) and Orange signed an agreement to form a strategic alliance which it subsequently named Freemove. Within the context of the acquisition by Telefónica, S.A. of British telecommunications operator (O2), the European Commission ordered Telefónica Móviles to withdraw from the Freemove alliance in an orderly fashion. Telefónica Móviles, S.A.’s Standing Committee approved the withdrawal of Telefónica Móviles, S.A. from the aforementioned alliance in its session on January 10, 2006.

-	As part of the restructuring process at the Telefónica Móviles Group in Argentina, on January 2, 2006, Telefónica Móviles, S.A. transferred 98% of its stake in Telefónica Móviles Inversora S.A. (company controlling 100% of B.A. Celular Inversora S.A.) to Telefónica Móviles Argentina, S.A. As consideration for the share contribution, Telefónica Móviles Argentina, S.A assumed a 343,726 thousand euro debt with Telefónica Móviles, S.A which was capitalized on January 3, 2006.

In addition, on January 31, 2006, Telefónica Móviles Argentina, S.A approved the measures necessary to carry out the merger by absorption of Telefónica Móviles Inversora S.A. and BA Celular Inversora S.A. into Telefónica Móviles Argentina, S.A. The merger will be effective as from January 1, 2006.

Telefónica Móviles, S.A.
19)	STATEMENTS OF CHANGES IN FINANCIAL POSITION
The statement of changes in financial position in 2004 and 2005 is the following:

	Thousands of euros
Application of funds	12/31/05	12/31/04	Source of funds	12/31/05	12/31/04

Funds applied in operations	—	48,315	Funds obtained from operations	1,385,160	—

Distribution of dividends	835,797	795,956

Acquisition of fixed asset:			Deferred exchange gains allocated to current assets	37,448	49,630
a) Intangible assets	256	299
b) Property, plant and equipment	257	230	Cancellation of loans to Group companies	542,405	859,750
c) Investments in Group and associated companies	1,052,483	3,966,482	Payable to public administrations	7,220	—

Cancellation of long-term debt	7	—	Disposal of fixed assets:

Receivable from public administrations	8,592	12,829	a) Intangible assets	50	202
			b) Property, plant and equipment	64	4
Loans to Group companies	598,867	1,372,937	c) Long-term investments	—	—

Other long-term loans	—	115,861	Deposits and guarantees	64,177	66,808

Transfer to long-term investments of short-term loans	70,322	759	Long-term payables to Group companies	3,182,049	6,286,144

Transfer to long-term of short-term loans	—	177,015	Long-term investments	292,443	—

Transfer to short-term of long-term debt	3,222,999	1,698,370	Transfer to short-term of long-term loans	696,176	233,936

Total funds applied	5,789,580	8,189,053	Total funds obtained	6,207,192	7,496,473

Funds obtained in excess of funds applied (Increase in working capital)	417,612	—	Funds applied in excess of funds obtained (Decrease in working capital)	—	692,580

TOTAL	6,207,192	8,189,053	TOTAL	6,207,192	8,189,053

Changes in working capital

Increase in working capital	12/31/05	12/31/04	Decrease in working capital	12/31/05	12/31/04

Accounts receivable	—	23,921	Accounts receivable	3,874	—
Accounts payable	—	—	Accounts payable	1,636,640	594,125
Short-term investments	2,063,586	—	Short-term investments	—	129,712
Cash	655	—	Cash	—	25
Prepayments and accrued income	—	7,361	Prepayments and accrued income	6,115	—

Total	2,064,241	31,282	Total	1,646,629	723,862

Change in working capital	—	692,580	Change in working capital	417,612	—

Total	2,064,241	723,862	Total	2,064,241	723,862

Telefónica Móviles, S.A.
The reconciliation of book results to funds obtained from operations is as follows:

	Thousands of euros
	12/31/05	12/31/04

Profit for the year	783,938	854,379

Plus:
Depreciation and amortization expense	35,532	36,996
Provisions for fixed assets	973,261	795,000
Losses on disposal of property, plant and equipment and intangible assets	50	11
Less:
Provisions applied	163,130	1,521,564
Other provisions	4,704	(4,919)
Exchange-rate gains (losses)	103,494	(125,507)
Corporate income tax	136,287	343,558
Gains on disposal of property, plant and equipment and intangible assets	6	5

Funds obtained from (applied to) operations	1,385,160	(48,315)

20)	ADDITIONAL NOTE FOR ENGLISH TRANSLATION
These financial statements are presented on the basis of accounting principles generally accepted in Spain. Consequently, certain accounting practices applied by the Company may not conform with generally accepted principles in other countries.

Telefónica Móviles, S.A.	APPENDIX I

		Equity(2)			( thousands of
		( thousands of euros )			euros )
Subsidiaries and their holdings (1)	% Ownership	Capital	Reserves	Profit (loss)	Gross Book Value	Provisions

Brasilcel, N.V. (NETHERLANDS)	50.00%	134	5,829,445	20,428	2,179,379	—
Joint Venture and Holding Company for wireless communications services
Strawinskylaan 3105-1077ZX-Amsterdam
TBS Celular Participações, S.A. (BRAZIL)	1.12%	211,929	17,886	9,090	525	—
Holding company
Avda.Martiniano de Carvalho 851, 20 andar, parte São Paulo, São Paulo
Telefónica Móviles El Salvador Holding, S.A. de C.V. (EL SALVADOR)	100.00%	158,550	(63,950)	(336)	160,831	(95,724)
Holding company
Alameda Roosvelt y Avenida Sur.Torre Telefónica nivel 10-San Salvador
TCG Holdings, S.A. (GUATEMALA)	100.00%	351,160	(1,448)	183	238,540	(103,827)
Holding company
Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Ciudad de Guatemala
Telefónica Móviles España, S.A., unipersonal (SPAIN)	100.00%	423,343	320,108	2,158,406	933,211	—
Provision of wireless communications services
Plaza de la Independencia 6 - Pta.5 28001 MADRID
Omicron Ceti, S.L. (ESPAÑA)	100.00%	—	—	—	3	—
Inactive company
José Abascal, Madrid
Telefónica Móviles Puerto Rico, Inc. (PUERTO RICO)	100.00%	83,593	(73,140)	(1,899)	62,920	(62,920)
Ownership of wireless operators in Puerto Rico
Metro Office Park Calle Edificio # 17, Suite 600 - 00968 Guaynabo
MobiPay Internacional, S.A. (ESPAÑA)	50.00%	11,822	(8,107)	—	5,212	(979)
Provision of payment services through wireless telephony
Avda de Europa, 20 - Alcobendas, Madrid
Telefónica Móviles Perú Holding , S.A. (PERU)	97.97%	180,708	31,931	(4,328)	254,457	(30,811)
Holding company
Avda. Arequipa, 1155 Lima, 01
Telefónica Móviles Perú,S.A.(PERU)	0.09%	38,518	183,430	(4,704)	174	—
Provision of wireless communication services. Avda.Arequipa 1155 Lima, 01
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Telefónica Móviles Argentina, S.A. (ARGENTINA)	100.00%	450,631	(732,505)	(138,249)	789,721	(789,721)
Holding company
Ing Huergo 723, piso 17 - Capital Federal — Argentina
Telefónica de Centroamérica, S.L. (SPAIN)	100.00%	500	10	(127)	1,326	—
Inactive company
Gran Vía, nº 28, Madrid
Telefónica Móviles Holding Uruguay, S.A. (URUGUAY)	100.00%	30,332	—	(299)	25,803	—
Inactive company
Plaza de la Independencia 8, planta baja — Montevideo
Paging de Centroamérica, S.A. (GUATEMALA)	100.00%	—	—	—	1	—
Provision of wireless communication services and Headhunter
Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Ciudad de Guatemala
Telefonica Soporte y Tecnología, S.A. (GUATEMALA)	100.00%	—	—	—	1	—
Provision of wireless communication services and Headhunter
Bulevar Los Próceres 5-56 Zona 10 - Univentro Nivel 11, Ciudad de Guatemala
Telefónica Móviles México, S.A. de C.V. (MEXICO)	100.00%	1,772,134	(1,468,501)	(405,943)	1,176,265	(1,176,265)
Holding company
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Telefónica Telecomunicaciones México (MEXICO)	94.90%	—	—	—	—	—
Holding company
Río Duero 31, México DF 06500
Telefónica Móviles Soluciones y Aplicaciones, S.A. (CHILE)	100.00%	13,956	(6,089)	(3,019)	10,838	(6,217)
Provision of computer and communications services
Avda del Cóndor nº720, piso4, comuna de Huechuraba, de la Ciudad de Santiago de Chile
Inversiones Telefónica Móviles Holding Limitada (CHILE)	100.00%	428,232	264,207	(32,396)	423,886	—
Holding company
Av.El Bosque Sur 090, Las Condes, Santiago de Chile
TEM eServices Latin America, Inc (USA)	100.00%	12,131	(1,786)	4,617	3,245	—
Provider of computer services
Mellon Financial Center 1111 Brickell ave. Suite 1000, Miami, Florida 33131
Ecuador Cellular Holding, B.V. (NETHERLANDS)	100.00%	205,309	31,864	(26,325)	658,308	(75,414)
Holding company
Strawinskylaan 3105-1077ZX-Amsterdam
Cellular Holdings (Central America), Inc. (BRITISH VIRGIN ISLANDS)	100.00%	—	—	—	37,934	—
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Guatemala Cellular Holdings, B.V. (NETHERLANDS)	100.00%	5,001	(5,255)	—	29,395	(2,781)
Holding company
Strawinskylaan 3105-1077ZX-Amsterdam
Multi Holding Corporation (PANAMA)	99.96%	—	—	—	300,911	(712)
Holding company
Edificio HSBC, Piso11, Avd Samuel Lewis, Panamá, República de Panamá
Panamá Cellular Holdings, B.V. (NETHERLANDS)	100.00%	—	38,596	5,472	238,249	(2,614)
Holding company
Strawinskylaan 3105-1077ZX-Amsterdam
Latin America Cellular Holdings, B.V. (NETHERLANDS)	100.00%	—	1,763,700	(60,377)	1,226,796	(18,788)
Holding company
Strawinskylaan 3105-1077ZX-Amsterdam
Redanil, S.A. (URUGUAY)	27.00%	6,318	21,086	1,203	8,325	—
Holding company
Constituyente 1467 Piso 23, Montevideo 11200, Uruguay
Comtel Comunicaciones Telefónicas, S.A. (VENEZUELA)	65.14%	671	104,192	(107,421)	153	—
Holding company
Av Francisco de Miranda, Edif Parque Cristal, Caracas 1060 - Venezuela
Telcel, C.A. (VENEZUELA)	91.63%	26,195	430,240	187,980	134,434	—
Wireless operator
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
Telefónica Móviles Colombia, S.A. (COLOMBIA)	22.44%	347	196,690	28,766	116,347	(1,491)
Wireless operator
Calle 100 nº7-33, piso 15, Bogotá — Colombia
Telefónica Móviles Chile Inversiones. S.A. (CHILE)	100.00%	31,722	(44,657)	(1,787)	9,759	(5,021)
Holding company
Avda. El Bosque Sur 090, Las Condes, Santiago de Chile
Telefónica Moviles Chile, S.A (CHILE)	100.00%	341,618	8,795	10,620	307,802	(8,742)
Wireless operator
Avda. El Bosque Sur 090, Las Condes, Santiago de Chile
Telefónica Móviles Inversora, S.A (ARGENTINA)	100.00%	—	—	—	370,168	(33,229)
Holding company
Av. Libertador 602, Piso 20, Buenos Aires
Compañía Radiocomunicaciones Móviles.S.A. (ARGENTINA)	27.26%	—	—	—	141,681	(5,367)
Wireless operator
Ingeniero Butty 240, Piso 4, Buenos Aires

Total					9,846,600	(2,420,623)

(1)	Data obtained from Statutary Financial Statements as of December 31, 2005. Datos obtenidos de los estados financieros individuales de estas sociedades al 31 de diciembre de 2005. Data on companies outside the euro zone were translated to euros by applying the year-end exchange rates to capital and reserves and the average exchange rates for the period to their results

(2)	This caption does not include equity of minority stockholders.

Telefónica Móviles, S.A.
APPENDIX II.
Detail of the equity interests in companies engaging in a similar activity and the performance of similar activities of the directors on their own behalf or on behalf of third parties
The following table lists the companies engaging in an activity that is identical, similar or complementary to the corporate purpose of Telefónica Móviles, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge in them.

Position held
or functions
Name	Investee	% ownership	Activity	performed

Antonio Viana-Baptista	Telefónica, S.A.	< 0.01%	Telecommunications	Director

Antonio Viana Baptista	Portugal Telecom., SGPS.	< 0.01%	Telecommunications	Director

Antonio Viana Baptista	PT Multimedia	< 0.01%	Internet	Director

José María Álvarez-Pallete	Telefónica, S.A.	< 0.01%	Telecommunications	Management committee Member

Maximino Carpio García	Telefónica, S.A.	< 0.01%	Telecommunications	Director

José María Más Millet	Telefónica, S.A.	< 0.01%	Telecommunications	None

Javier Echenique Landiribar	Telefónica, S.A.	< 0.01%	Telecommunications	None

Luis Lada Díaz	Telefónica, S.A.	< 0.01%	Telecommunications	Director

Luis Lada Díaz	Sogecable, S.A.	< 0.01%	Television, telecommunications and audiovisual production services	Director

Fernando de Almansa Moreno-Barreda	Telefónica, S.A.	< 0.01%	Telecommunications	Director

Antonio Massanell Lavilla	Telefónica, S.A.	< 0.01%	Telecommunications	Director

Alejandro Burillo Azcárraga	PanAmsat, S.R.L. de C.V.	51%	Satellite capacity provider	None

Alejandro Burillo Azcárraga	Grupo Wcom, S.A. de C.V.	99%	Value added satellite services	None

Alejandro Burillo Azcárraga	Corporativo Wcom, S.A. de C.V.	99%	Value added satellite services	None

Alejandro Burillo Azcárraga	Televisión Internacional, S.A. de C.V.	11.7%	Cable services, internet and telephone signals	None
The table below gives details of activities carried out, on their own behalf or on behalf of third parties, by the various members of the Company Board of Directors that are identical, or similar or complementary to those of the corporate purpose of Telefónica Móviles, S.A.

Telefónica Móviles, S.A.

Arrangement
		under which the	Company through
		activity is	which the activity is	Positions held or
Name	Activity	performed	performed1	functions performed

Antonio Viana-Baptista	Telecommunications	Employee	Telefónica, S.A.	Director
Antonio Viana-Baptista	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Director
Antonio Viana-Baptista	Wireless telecommunications	Employee	Telefónica Móviles España, S.A.	Chairman
Antonio Viana-Baptista	Telecommunications	Employee	Cesky Telecom, a.s.	Supervisory Board Member
Antonio Viana-Baptista	Wireline telecommunications	Employee	Telefónica de España, S.A.	Director
Antonio Viana-Baptista	Wireless telecommunications	Employee	Brasilcel, N.V.	Director
Antonio Viana-Baptista	Wireless telecommunications	Employee	Portugal Telecom., SGPS	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica, S.A.	Management Committee Member
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Executive Chairman
José María Álvarez-Pallete	Data telecommunications	Employee	Telefónica Datacorp, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica de España, S.A.	Director
José María Álvarez-Pallete	Wireless telecommunications	Employee	Telefónica Móviles, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica de Argentina, S.A.	Director (Vice chairman)
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telecomunicaciones de Sao Paulo, S.A. Compañía de	Director (Vice chairman)
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telecomunicaciones de Chile, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Mundo, S.A.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	Telefónica del Perú, S.A.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Larga Distancia de Puerto Rico, Inc.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Compañía Internacional de Telecomunicaciones, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Internacional Chile, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Telefónica Holding Argentina, S.A.	Director
José María Álvarez-Pallete	Telecommunications	Employee	Cesky Telecom, a.s.	Director
José María Álvarez-Pallete	Wireline telecommunications	Employee	China Netcom Corporation.	Director
Maximino Carpio García	Telecommunications	Employee	Telefónica, S.A.	Director
Maximino Carpio García	Telecommunications equipment provider	Employee	Abengoa, S.A.	Advisory Committee Member
Fernando de Almansa Moreno-Barreda	Telecommunications	Employee	Telefónica, S.A.	Director
Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Director
Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telefónica de Argentina, S.A.	Director
Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telecomunicaciones de Sao Paulo, S.A.	Director

1fn

Telefónica Móviles, S.A.

Arrangement
under which the
		activity is	Company through which	Positions held or
Name	Activity	performed	the activity is performed	functions performed

Fernando de Almansa Moreno-Barreda	Wireline telecommunications	Employee	Telefónica del Perú, S.A.	Director
Luis Lada Díaz	Telecommunications	Employee	Telefónica, S.A.	Director
Luis Lada Díaz	Wireline telecommunications	Employee	Telefónica Internacional, S.A.	Director
Luis Lada Díaz	Television, telecommunications and audiovisual production services	Employee	Sogecable, S.A.	Director
Luis Lada Díaz	Telecommunications	Employee	Cesky Telecom a.s.	Vice chairman
Javier Echenique Landiribar	Wireless telecommunications	Employee	Telefónica Móviles México, S.A.	Director
Antonio Massanell Lavilla	Telecommunications	Employee	Telefónica, S.A.	Director
Lars M. Berg	Wireless telecommunications	Employee	TELCEL, S.A.	Director
Lars M. Berg	Wireless telecommunications	Employee	Telefónica Móviles Colombia, S.A.	Director

Alejandro Burillo Azcárraga	Wireless telecommunications	Employee	Pegaso, S.A.	Director

Telefónica Móviles, S.A.

TELEFÓNICA MÓVILES, S.A.
MANAGEMENT REPORT FOR 2005
Telefónica Móviles, S.A. was incorporated as a joint stock company on February 14, 2000. The Company’s main assets are its financial stakes in various telecommunications operators in other countries.
The acquisitions of 100% of the Chilean and Argentine operators owned by BellSouth were finalized on January 7 and January 11, 2005, respectively, thereby completing the purchase of the Latin American operators from BellSouth.
The acquisition of BellSouth’s Chilean operators was finalized on January 7, 2005. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 317,561 thousand euros.
The acquisition of the Argentine companies which belonged to the BellSouth group was finalized on January 11, 2005. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 519,394 thousand euros.
At its Shareholders’ Meeting held on May 6, 2005, Telefónica Móviles resolved to pay a cash dividend against 2005 income of 0.193 euros per outstanding share. The dividend was paid on June 15, 2005.
The year was also marked by the integration of the ten BellSouth operators, technological migration in six countries and strong competitive pressure, with the managed customer base, including a joint venture with Portugal Telecom, reaching 94.3 million compared to 74.4 million in 2004, strengthening Telefónica Móviles’ position as one of the world’s largest operators.
In 2005 Telefónica Móviles, S.A. reported an individual profit of 783,938 thousand euros due mainly to the following:
–	Operating revenues totaled 31,568 thousand euros, arising mainly from the Technical Capacity Transfer and Management Service Contracts that the Company entered into with several operators in Brazil, Peru, El Salvador and Guatemala.

–	Operating expenses stood at 139,195 thousand euros, of which 31,688 thousand euros came from personnel expenses, 107,507 thousand euros from depreciation and amortization and other management expenses.

–	Financial profit totaled 1,361,730 thousand euros. This figure included 1,354,505 thousand euros in financial revenues from equity investments, 538,607 thousand euros in financial revenues from loans granted to various Telefónica Móviles Group companies, and 488,933 thousand euros in financial expenses for financing granted mainly by Telefónica, S.A.

–	Extraordinary losses totaled 810,129 thousand euros due mainly to the changes in investment writedown provisions.
Telefónica Móviles, S.A.’s balance sheet at December 31, 2005 reflected a total of 18,071,768 thousand euros, of which 1,088 thousand were for incorporation, preliminary start-up and capital increase expenses while 8,906,846 thousand euros corresponded to investments in companies abroad.
Since it files consolidated tax returns with the Telefónica Tax Group, in 2005 Telefónica Móviles, S.A., recorded a corporate income tax revenue of 339,964 thousand euros and transferred tax credits amounting to 149,333 thousand euros to the parent company.

Telefónica Móviles, S.A.

Telefónica Móviles, S.A. had 177 employees at December 31, 2005.
At December 31, 2005, a very smal number of shares (1,599) were held as treasury stock. These were acquired in the framework of the partial execution of the MOS Program. These shares will either be delivered to beneficiaries who exercise their options on future dates or amortized pursuant to the commitments assumed by the Company. In accordance with current legislation, the appropriate restricted reserve has been recorded.